Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VECTOR ACQUISITION CORPORATION,

ROCKET LAB USA, INC.

AND

PRESTIGE USA MERGER SUB, INC.

DATED AS OF MARCH 1, 2021

i

EXHIBITS

Exhibit A	Form of Parent Charter
Exhibit B	Form of Parent Bylaws
Exhibit C	Form of Company Charter
Exhibit D	Form of Support Agreement
Exhibit E	Form of Sponsor Agreement
Exhibit F	Form of Second A&R Registration Rights Agreement
Exhibit G	Form of Lockup Agreement
Exhibit H	Form of Management Redemption Agreement
Exhibit I	Form of Stockholder Written Consent
Exhibit J	Form of FIRPTA Certificate

SCHEDULES

Schedule A	Defined Terms

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 1, 2021, by and among Vector Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Parent”), Rocket Lab USA, Inc., a Delaware corporation (the “Company”) and Prestige USA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of the Company (“Merger Sub”). Each of the Company, Parent and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time in accordance with the terms hereof, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

Recitals

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, prior to the Closing and subject to the conditions of this Agreement, Parent shall domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Cayman Islands Companies Act (2021 Revision), as amended and restated from time to time (the “Companies Act”),

WHEREAS, concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in substantially the forms attached hereto as Exhibits A and B, respectively),

WHEREAS, in connection with the Domestication, (i) each issued and outstanding Parent Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001, per share of Parent (after its domestication as a corporation incorporated in the State of Delaware) (the “Delaware Parent Common Stock”); (ii) each issued and outstanding Parent Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Delaware Parent Common Stock; (iii) each then issued and outstanding warrant of Parent shall convert automatically into a warrant to acquire one share of Delaware Parent Common Stock (“Delaware Parent Warrant”); and (iv) each then issued and outstanding Parent Unit shall convert automatically into a unit of Parent (after its domestication as a corporation incorporated in the State of Delaware) (the “Delaware Parent Units”), with each Delaware Parent Unit representing one share of Delaware Parent Common Stock and one-third of one Delaware Parent Warrant,

WHEREAS, at the Closing and prior to the First Effective Time, the Company shall file a certificate of incorporation with the Secretary of State of Delaware (in substantially the form attached hereto as Exhibit C) (the “Charter Amendment”),

WHEREAS, in connection with the Charter Amendment, (i) each issued and outstanding share of Company Preferred Stock shall convert into Company Common Stock; (ii) each issued and outstanding share of Company Common Stock (after giving effect to the conversion contemplated by clause (i)) shall convert automatically into a number of shares of Company Common Stock equal to the Exchange Ratio; (iii) each then issued and outstanding Company Warrant shall convert into a warrant of the Company (a “New Company Warrant”) for a number of shares of Company Common Stock and with the applicable exercise price per share determined in accordance with Section 7.28; (iv) each then issued and outstanding Company Option shall convert into an option for a number of shares of Company Common Stock (a “New Company Option”) and with the applicable exercise price per share determined in accordance with Section 7.28; and (v) each award of Company Restricted Stock Units shall convert into an award of restricted stock units with respect to a number of shares of Company Common Stock (the “New Company Restricted Stock Units”) determined in accordance with Section 7.28,

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Law, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into Parent (the “First Merger”), with Parent being the surviving corporation (Parent, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “First Surviving Corporation”) and, as part of the same overall transaction, promptly after the First Merger, the First Surviving Corporation will merge with the Company, (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent being the surviving corporation (Parent, in its capacity as the surviving corporation of the Second Merger, is sometimes referred to as the “Second Surviving Corporation”) on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Mergers will be treated as a single integrated transaction that will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the board of directors of the Company has unanimously: (i) determined that it is in the best interests of the Company and Company Stockholders, and declared it advisable, to approve and to enter into this Agreement providing for the Mergers in accordance with the DGCL; (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL, on the terms and subject to the conditions of this Agreement; and (ii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Company Stockholders in accordance with the Company’s Charter Documents;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Stockholders collectively holding (i) at least a majority of the outstanding voting power of the Company Stock issued and outstanding as of the date hereof (voting as a single class and on an as-converted basis), (ii) at least a majority of the shares of the Company Common Stock issued and outstanding as of the date hereof (voting as a single class) and (iii) at least a majority of the shares of the Company Preferred Stock issued and outstanding as of the date hereof (voting as a single class and on an as-converted basis) (each such Company Stockholder, a “Written Consent Party”), have entered into voting and support agreements with Parent in substantially the form attached hereto as Exhibit D (each, a “Support Agreement”).

WHEREAS, the board of directors of Parent has unanimously: (i) determined that it is in the best interests of Parent, and declared it advisable, to approve the Domestication in accordance with the Companies Act and to enter into this Agreement providing for the Mergers in accordance with the DGCL; (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers in accordance with the Companies Act and the DGCL, on the terms and subject to the conditions of this Agreement; and (iii) adopted a resolution recommending the Domestication and the plan of merger set forth in this Agreement be adopted by the shareholders of Parent (the “Parent Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and Parent have entered into a letter agreement (the “Sponsor Agreement”), in substantially the form attached hereto as Exhibit E, pursuant to which, in connection with the Closing, Sponsor shall agree to, among other things, waive certain rights in respect of anti-dilution, upon the terms and subject to the conditions set forth therein.

WHEREAS, on or about the date hereof, Parent has obtained commitments from certain investors (the “PIPE Investors”) for a private placement of Delaware Parent Common Stock (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, (i) Parent, Sponsor and certain other parties are party to the Registration Rights Agreement, and (ii) in connection with the consummation of the Mergers, Parent, Sponsor and certain other parties will enter into a Second Amended and Restated Registration Rights Agreement (the “Second A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit F.

WHEREAS, in connection with the consummation of the Mergers, Parent and certain Company Stockholders who will receive common stock, par value $0.0001, per share of the Second Surviving Corporation (the “Second Surviving Corporation Common Stock”) pursuant to Section 2.6(b)(i) will each enter into a lockup agreement (each, a “Lockup Agreement”), in substantially the form attached hereto as Exhibit G; and

WHEREAS, prior to the Closing certain members of management may enter into a management redemption agreement (each, a “Management Redemption Agreement”), in substantially the form attached hereto as Exhibit H, pursuant to which the Management Redemption Shares shall be redeemed.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.
THE CLOSING TRANSACTIONS

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002, at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email .pdf files or by www.docusign.com or similar service.

Section 1.2 Closing Deliverables.

(a) At the Closing, Parent shall deliver to the Company:

(i) a certified copy of the Parent Charter;

(ii) copies of the Certificates of Merger, duly executed by Parent;

(iii) a copy of the Second A&R Registration Rights Agreement, duly executed by Parent and Sponsor;

(iv) certified copies of resolutions and actions taken by Parent’s board of directors in connection with the approval of this Agreement and the Transactions, certifying that such resolutions have not been modified, amended or revoked and remain in full force and effect as of the Closing; and

(v) a copy of each Lockup Agreement, duly executed by Parent.

(b) At the Closing, the Company and Merger Sub, as applicable shall deliver, or cause to be delivered, as applicable, to Parent:

(i) a certified copy of the Company Charter;

(ii) a copy of the Second A&R Registration Rights Agreement, duly executed by the Company Stockholders set forth on Section 1.2(b)(ii) of the Company Disclosure Letter;

(iii) a copy of each Lockup Agreement, duly executed by the Company Stockholders set forth on Section 1.2(b)(iii) of the Company Disclosure Letter;

(iv) certified copies of (A) resolutions and actions taken by the Company’s and Merger Sub’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions (including the stockholder resolutions approving the First Merger) and (B) the Stockholder Written Consent, in each case certifying that the resolutions have not been modified, amended or revoked and remain in full force and effect as of the Closing; and

(v) a certificate duly executed under penalties of perjury, substantially in the form set forth on Exhibit J and meeting the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, together with a draft notice, substantially in the form set forth on Exhibit J, prepared in accordance with Section 1.897-2(h)(2) of the Treasury Regulations.

Section 1.3 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall direct the Trustee to make any payments required to be made by Parent in connection with the Parent Stockholder Redemptions.

(b) The certificates of merger with respect to the First Merger and the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger” and the “Second Certificate of Merger,” respectively, and collectively the “Certificates of Merger”) and filed with the Secretary of State of the State of Delaware.

(c) The Company shall deposit (or cause to be deposited) with the Exchange Agent the First Merger Consideration payable pursuant to Section 2.6(a)(i).

(d) The Second Surviving Corporation shall deposit (or cause to be deposited) with the Exchange Agent the Merger Consideration payable pursuant to Section 2.6(b)(i).

(e) The Second Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued Parent Transaction Costs as set forth on a written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date, and (ii) all accrued and unpaid Company Transaction Costs (“Unpaid Transaction Costs”) as set forth on a written statement to be delivered to Parent by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; provided, that any Unpaid Transaction Costs due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Article II.
THE MERGERS

Section 2.1 The Mergers.

(a) At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and Parent shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into Parent, following which the separate corporate existence of Merger Sub shall cease and Parent shall continue as the First Surviving Corporation after the First Merger and as a direct, wholly-owned Subsidiary of the Company.

(b) At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, the Company and Parent shall consummate the Second Merger, pursuant to which the Company shall be merged with and into Parent, following which the separate corporate existence of the Company shall cease and Parent shall continue as the Second Surviving Corporation after the Second Merger.

Section 2.2 Effective Times.

(a) Subject to the terms and subject to the conditions of this Agreement, on the Closing Date, Parent and Merger Sub shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “First Effective Time”).

(b) Subject to the terms and subject to the conditions of this Agreement, to be consummated on the Closing Date, following the First Effective Time, the Company and Parent shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.3 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First Surviving Corporation, which shall include the assumption by the First Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Parent set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Second Surviving Corporation, which shall include the assumption by the Second Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Parent set forth in this Agreement to be performed after the Second Effective Time.

Section 2.4 Governing Documents. At the First Effective Time, the certificate of incorporation and bylaws of the First Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Parent as in effect immediately prior to the First Effective Time. Subject to Section 7.15, the certificate of incorporation and bylaws of the Second Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Parent as in effect immediately prior to the Second Effective Time, except that Section 10.1 of the certificate of incorporation shall be deleted and the name of the Second Surviving Corporation shall be Rocket Lab USA, Inc.

Section 2.5 Directors and Officers of the Surviving Corporations.

(a) Persons constituting the directors and executive officers of Parent prior to the First Effective Time shall continue to be the directors and executive officers (as applicable) of the First Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b) Parent shall take all necessary action prior to the Second Effective Time such that (i) each director of Parent in office immediately prior to the Second Effective Time shall cease to be a director immediately following the Second Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Second Effective Time) and (ii) each person set forth on Section 2.6(b) of the Parent Disclosure Letter shall be appointed to the Board of Directors of the Second Surviving Corporation, effective as of immediately following the Second Effective Time, and, as of such time, shall be the only directors of the Second Surviving Corporation (including by causing the board of directors of the Parent to adopt resolutions prior to the Second Effective Time that expand or decrease the size of the board of directors of Parent, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the board of directors of Parent). Each person appointed as a director of the Second Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Second Surviving Corporation until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Persons constituting the executive officers of the Company prior to the Second Effective Time shall continue to be the executive officers of the Second Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

Section 2.6 Conversion of Securities.

(a) Upon the terms and subject to the conditions of this Agreement, at the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the securities of Parent, Merger Sub or the Company, the following shall occur:

(i) Each share of Delaware Parent Common Stock (other than shares of Delaware Parent Common Stock in Parent’s treasury or held by the Parent or Parent Dissenting Shares (the “Parent Excluded Shares”)), issued and outstanding immediately prior to the First Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the holder of such share of Delaware Parent Common Stock shall be entitled to receive, upon surrender of such holder’s Delaware Parent Common Stock represented in book-entry form in accordance with DTC’s customary surrender procedures and delivery of the other documents required pursuant to Section 2.7, (i) one fully paid and nonassessable share of Company Common Stock. The aggregate number of shares of Company Common Stock issuable pursuant to this Section 2.6(a)(i), is referred to as the “First Merger Consideration.” As of the First Effective Time, each stockholder of Parent shall cease to have any other rights in and to Parent or the First Surviving Corporation, and each share of Delaware Parent Common Stock (other than Parent Excluded Shares) shall thereafter represent only the right to receive the First Merger Consideration.

(ii) Each Delaware Parent Warrant that is outstanding and unexercised immediately prior to the First Effective Time will automatically be converted into a warrant to acquire a number of shares of Company Common Stock (each such resulting warrant, an “Assumed Parent Warrant”) and shall be subject to the same terms and conditions as were applicable to such corresponding Delaware Parent Warrant immediately prior to the Second Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Assumed Parent Warrants. Accordingly, effective as of the First Effective Time: (a) each such Assumed Parent Warrant shall be exercisable solely for Company Common Stock; (b) the number of shares of Company Common Stock subject to each Assumed Warrant shall equal the number of shares of Delaware Parent Common Stock subject to the Delaware Parent Warrant; and (c) the per share exercise price for the Company Common Stock issuable upon exercise of such Company Warrant shall equal the per share exercise price for the shares of Delaware Parent Common Stock subject to the Delaware Parent Warrant, as in effect immediately prior to the First Effective Time. Prior to the First Effective Time, Parent shall, if applicable, deliver any notices and obtain any consents required in order to effect the treatment of the Delaware Parent Warrants described in this Section 2.6(a)(ii) pursuant to the terms of the Delaware Parent Warrants and any plan or similar document governing the Delaware Parent Warrants.

(iii) Each Delaware Parent Unit that is outstanding immediately prior to the First Effective Time will automatically be converted, on a one-for-one basis, into a unit of the Company (with each unit representing one share of Company Common Stock and one-third of one warrant to acquire shares of Company Common Stock) (each such resulting unit, an “First Merger Assumed Parent Unit”). Each First Merger Assumed Parent Unit shall be subject to the same terms and conditions as were applicable to such corresponding Delaware Parent Unit immediately prior to the First Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the warrant. Prior to the First Effective Time, shall, if applicable, deliver any notices and obtain any consents required in order to effect the treatment of the Delaware Parent Units described in this Section 2.6(a)(iii).

(iv) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Parent, which shall constitute the only outstanding shares of capital stock of Parent. From and after the First Effective Time, all certificates representing the Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of Parent into which they were converted in accordance with the immediately preceding sentence.

(b) Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, the Company or the holders of any of the securities of Parent or the Company, the following shall occur:

(i) Each share of Company Stock (other than shares of Company Stock held in the Company’s treasury or by the Company, Dissenting Shares and Management Redemption Shares (the “Company Excluded Shares”), issued and outstanding immediately prior to the Second Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the holder of such share of Company Stock shall be entitled to receive, upon surrender of stock certificates representing all of such Company Stockholder’s Company Stock (each, a “Certificate”) and delivery of the other documents required pursuant to Section 2.7, (i) one fully paid and nonassessable share of Second Surviving Corporation Common Stock, and (ii) in addition, only with respect to shares of Company Common Stock issued and outstanding after the Charter Amendment but prior to the First Effective Time, a number of Company Earnout Shares (if any), issuable in accordance with Section 3.1, equal to the Earnout Exchange Ratio. The aggregate number of shares of Second Surviving Corporation Common Stock issuable to the Company Stockholders pursuant to this Section 2.6(b)(i), together with any cash to be paid in lieu of any fractional shares of Second Surviving Corporation Common Stock in accordance with Section 2.6(c), is referred to as the “Merger Consideration.” As of the Second Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation, and each Certificate relating to the ownership of Company Stock (other than Company Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.

(ii) Each New Company Warrant and Assumed Parent Warrant that is outstanding and unexercised immediately prior to the Second Effective Time will automatically be converted into a warrant to acquire a number of shares of Second Surviving Corporation Common Stock (each such resulting warrant, an “Assumed Warrant”) and shall be subject to the same terms and conditions as were applicable to such corresponding New Company Warrant or Assumed Parent Warrant immediately prior to the Second Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Assumed Warrants. Accordingly, effective as of the Effective Time: (a) each such Assumed Warrant shall be exercisable solely for Second Surviving Corporation Common Stock; (b) the number of shares of Second Surviving Corporation Common Stock subject to each Assumed Warrant shall equal the number of shares of Company Stock subject to the applicable New Company Warrant or Assumed Parent Warrant; and (c) the per share exercise price for the Second Surviving Corporation Common Stock issuable upon exercise of such New Company Warrant or Assumed Parent Warrant shall equal the per share exercise price for the shares of Company Stock subject to the applicable New Company Warrant or Assumed Parent Warrant. Prior to the Second Effective Time, the Company and Parent shall, if applicable, deliver any notices and obtain any consents required in order to effect the treatment of the New Company Warrants and Assumed Parent Warrants described in this Section 2.6(b)(ii) pursuant to the terms of the New Company Warrants and Assumed Parent Warrants and any plan or similar document governing the New Company Warrants and Assumed Parent Warrants.

(iii) Each New Company Option that is outstanding and unexercised immediately prior to the Second Effective Time (whether vested or unvested) shall automatically be assumed by Parent and converted into an option to acquire Second Surviving Corporation Common Stock (each such resulting option, a “Rollover Option”) and shall be subject to the same terms and conditions as were applicable to such corresponding New Company Option immediately prior to the Second Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Options. Accordingly, effective as of the Second Effective Time: (i) each such Rollover Option shall be exercisable solely for Second Surviving Corporation Common Stock; (ii) the number of shares of Second Surviving Corporation Common Stock subject to each Rollover Option shall equal the number of shares of Company Stock subject to the corresponding New Company Option; and (iii) the per share exercise price for the Second Surviving Corporation Common Stock issuable upon exercise of such Rollover Option shall equal the per share exercise price for the shares of Company Stock. Prior to the Second Effective Time, the Company shall perform such actions as are required under the Company Stock Plans and the awards governing the New Company Options in order to effect the treatment of the New Company Options described in this Section 2.6(b)(iii).

(iv) The Transactions shall be deemed an “Initial Public Offering” for purposes of the Company Stock Plans. At the Second Effective Time, each award of New Company Restricted Stock Units that is outstanding and unvested immediately prior to the Second Effective Time (after giving effect to any vesting occurring upon the consummation of an “Initial Public Offering” under the Company Stock Plans and applicable award agreements) shall automatically be assumed by Parent and converted into an award of time-vesting restricted stock units with respect to a number of shares of Second Surviving Corporation Common Stock (the “Rollover Restricted Stock Units”) equal to the number of New Company Restricted Stock Units subject to such award. Each Rollover Restricted Stock Unit shall be subject to the same terms and conditions as were applicable to such corresponding New Company Restricted Stock Unit immediately prior to the Second Effective Time (including applicable time-vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Restricted Stock Unit. At the Second Effective Time, each award of New Company Restricted Stock Units that is outstanding and vested immediately prior to the Second Effective Time (after giving effect to any vesting occurring upon the consummation of an “Initial Public Offering” under the Company Stock Plans and applicable award agreements) shall be cancelled and converted into the right to receive a number of shares of Second Surviving Corporation Common Stock equal to the number of New Company Restricted Stock Units subject to such award.

(v) Each First Merger Assumed Parent Unit that is outstanding immediately prior to the Second Effective Time will automatically be converted, on a one-for-one basis, into a unit of the Second Surviving Corporation (with each unit representing one share of Second Surviving Corporation Common Stock and one-third of one Assumed Warrant) (each such resulting unit, an “Assumed Parent Unit”). Each Assumed Parent Unit shall be subject to the same terms and conditions as were applicable to such corresponding First Merger Assumed Parent Unit immediately prior to the Second Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Assumed Parent Unit. Prior to the First Effective Time, Parent shall, if applicable, deliver any notices and obtain any consents required in order to effect the treatment of the First Merger Assumed Parent Units described in this Section 2.6(b)(v).

(vi) Each share of common stock of Parent issued and outstanding immediately prior to the Second Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

(c) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Company Common Stock or Second Surviving Corporation Common Stock shall be issued upon the conversion of Delaware Parent Common Stock or Company Stock, as applicable pursuant to this Section 2.6, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock or Second Surviving Corporation Common Stock. In lieu of the issuance of any such fractional share, the Second Surviving Corporation shall pay to each former holder of Company Stock (other than Company Excluded Shares) who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in Second Surviving Corporation Common Stock to which such holder otherwise would have been entitled but for this Section 2.6(c), multiplied by (ii) (a) an amount equal to $10.00 plus (b) an amount equal to (1) the interest earned on funds in the Trust Account divided by (2) the number of shares of Delaware Parent Common Stock outstanding immediately prior to the First Merger (excluding any shares issued upon conversion of the Parent Class B Ordinary Shares).

(d) Prior to the Second Effective Time, the board of directors of the Company shall take such actions as are necessary (including adopting any resolutions) to effectuate the treatment of outstanding New Company Options and New Company Restricted Stock Units as set forth in Section 2.6(b)(iii) and Section 2.6(b)(iv).

(e) Pursuant to the First Merger, each issued and outstanding share of common stock of Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Corporation, which shall constitute the only outstanding shares of capital stock of Parent. From and after the First Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of Parent into which they were converted in accordance with the immediately preceding sentence.

(f) Each share of Delaware Parent Common Stock held in Parent’s treasury or by Parent (but not Delaware Parent Common Stock held by a Subsidiary of Parent) immediately prior to the First Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto. Each share of Company Stock held in the Company’s treasury or by the Company (but not Company Stock held by a Subsidiary) immediately prior to the Second Effective Time (including the Management Redemption Shares) shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 2.7 Disbursement of Merger Consideration.

(a) Disbursement of First Merger Consideration

(i) Subject to this Section 2.7, promptly following the First Effective Time, the Company shall deliver, or cause to be delivered to each holder of Parent Delaware Common Stock the First Merger Consideration payable to such holder in respect of the Delaware Parent Common Stock held by such holder in accordance with the terms of Section 2.6.

(ii) Prior to the First Effective Time, Company shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of exchanging certificates, if applicable, and otherwise distributing to each holder of Delaware Parent Common Stock the portion of the First Merger Consideration payable to such holder of Delaware Parent Common Stock and otherwise effectuating the conversion of Delaware Parent Warrants and Delaware Parent Units.

(iii) At the First Effective Time, the Company shall cause to be deposited evidence of Company Common Stock in book-entry form (or certificates representing such Company Common Stock, at the Company's election) representing the First Merger Consideration. Such equity deposited with the First Exchange Agent shall be referred to in this Agreement as the “First Exchange Fund”. At the First Effective Time, the Company shall deliver irrevocable instructions to the First Exchange Agent to deliver the First Merger Consideration out of the First Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.

(iv) Promptly after the First Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each holder of Company Stock: (i) a letter of transmittal (the “Letter of Transmittal”) in such form and having such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for surrendering the certificates representing Delaware Parent Common Stock (or affidavits of loss in lieu of the certificates as provided in Section 2.7(b)(vii)), if applicable, to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver a Letter of Transmittal or Surrender Documentation to any holder of Delaware Parent Common Stock that has delivered its Letter of Transmittal and Surrender Documentation, if applicable, with respect to such holder’s Delaware Parent Common Stock to the Exchange Agent at least two Business Days prior to the Closing Date. Upon receipt by the Exchange Agent of the completed Letter of Transmittal and the Surrender Documentation, the Exchange Agent will deliver to the holder of such Delaware Parent Common Stock the portion of the First Merger Consideration payable to such holder in respect of the Delaware Parent Common Stock held by such holder in accordance with the terms of Section 2.6, less any required Tax withholdings as provided in Section 2.8; provided, however, that if the holder of such Delaware Parent Common Stock delivers to the Exchange Agent the Letter of Transmittal and, if applicable, Surrender Documentation, at least two Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Delaware Parent Common Stock the First Merger Consideration payable to such holder on the Closing Date or as promptly as practicable thereafter. All certificates surrendered by the Parent Stockholders shall forthwith be cancelled. Until a Letter of Transmittal and, if applicable, Surrender Documentation, has been received by the Exchange Agent, each share of Delaware Parent Common Stock shall represent after the First Effective Time for all purposes only the right to receive the portion of the First Merger Consideration payable in respect of such Delaware Parent Common Stock pursuant to Section 2.6. No interest will be paid or accrued on any amount payable upon due submission of any Letter of Transmittal or, if applicable, Surrender Documentation.

(v) In the event of a transfer of ownership of shares of Delaware Parent Common Stock that is not registered in the transfer records of the Company, the Merger Consideration to be delivered upon due surrender of the Parent Certificate may be issued to such transferee if the Parent Certificate formerly representing such shares of Delaware Parent Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. From and after the Second Effective Time, there shall be no transfers on the transfer books of Parent of any shares of Delaware Parent Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any certificate is presented to the First Surviving Corporation, Company or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.8) the aggregate First Merger Consideration represented by such certificate, as applicable.

(vi) Any portion of the First Exchange Fund (including the proceeds of any investments of the First Exchange Fund) that remains unclaimed by the holders of Delaware Parent Common Stock for 180 days after the First Effective Time shall be delivered to the First Surviving Corporation. Any holder of Delaware Parent Common Stock who has not theretofore complied with this Article II shall thereafter look only to the First Surviving Corporation for payment of their respective portion of the First Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.8). Notwithstanding the foregoing, none of the First Surviving Corporation, Company, the Exchange Agent or any other Person shall be liable to any former holder of Delaware Parent Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(vii) In the event any certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed; and (ii) if required by the Company, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Company as indemnity against any claim that may be made against it or the First Surviving Corporation with respect to such certificate, the Exchange Agent will issue the First Merger Consideration attributable to such Parent Certificate (after giving effect to any required Tax withholdings as provided in Section 2.8).

(b) Disbursement of the Second Merger Consideration.

(i) Subject to this Section 2.7, promptly following the Second Effective Time, the Second Surviving Corporation shall deliver, or cause to be delivered to each holder of Company Stock the Merger Consideration payable to such holder in respect of the Company Stock held by such holder in accordance with the terms of Section 2.6.

(ii) Prior to the Second Effective Time, First Surviving Corporation shall appoint the Exchange Agent for the purpose of exchanging certificates, if applicable, and otherwise distributing to each holder of Company Common Stock the portion of the Second Merger Consideration payable to such holder of Company Common Stock and otherwise effectuating the conversion of Assumed Parent Warrants, New Company Warrants, New Company Options, Rollover Restricted Stock Units and First Merger Assumed Parent Units.

(iii) At the Second Effective Time, the Second Surviving Corporation shall cause to be deposited evidence of Second Surviving Corporation Common Stock in book-entry form (or certificates representing such Second Surviving Corporation Common Stock, at Parent's election) representing the Second Merger Consideration. Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Second Exchange Fund”. At the Second Effective Time, Second Surviving Corporation shall deliver irrevocable instructions to the Exchange Agent to deliver the Second Merger Consideration out of the Second Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.

(iv) Promptly after the Second Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each holder of Company Stock: (i) the Letter of Transmittal; and (ii) Surrender Document (which for the purposes of this Section 2.7(b) shall refer to the surrender of Company Stock (or affidavits of loss in lieu of the Certificates as provided in Section 2.7(b)(vii)), if applicable, to the Exchange Agent; provided, however, that the Exchange Agent shall not be required to deliver a Letter of Transmittal or Surrender Documentation to any holder of Company Stock that has delivered its Letter of Transmittal and Surrender Documentation, if applicable, with respect to such holder’s Company Stock to the Exchange Agent at least two Business Days prior to the Closing Date. Upon receipt by the Exchange Agent of the completed Letter of Transmittal and the Surrender Documentation, the Exchange Agent will deliver to the holder of such Company Stock the portion of the Merger Consideration payable to such holder in respect of the Company Stock held by such holder in accordance with the terms of Section 2.6, less any required Tax withholdings as provided in Section 2.8; provided, however, that if the holder of such Company Stock delivers to the Exchange Agent the Letter of Transmittal and, if applicable, Surrender Documentation, at least two Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Company Stock the Merger Consideration payable to such holder on the Closing Date or as promptly as practicable thereafter. All Certificates surrendered by the Company Stockholders shall forthwith be cancelled. Until a Letter of Transmittal and, if applicable, Surrender Documentation, has been received by the Exchange Agent, each share of Company Stock shall represent after the Second Effective Time for all purposes only the right to receive the portion of the Merger Consideration payable in respect of such Company Stock pursuant to Section 2.6. No interest will be paid or accrued on any amount payable upon due submission of any Letter of Transmittal or, if applicable, Surrender Documentation.

(v) In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the Merger Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. From and after the Second Effective Time, there shall be no transfers on the transfer books of the Company of any shares of Company Stock that were outstanding immediately prior to the Second Effective Time. If, after the Second Effective Time, any Certificate is presented to the Second Surviving Corporation, or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.8) the aggregate Merger Consideration represented by such Certificate, as applicable.

(vi) Any portion of the Second Exchange Fund (including the proceeds of any investments of the Second Exchange Fund) that remains unclaimed by the holders of Company Stock for 180 days after the Second Effective Time shall be delivered to the Second Surviving Corporation. Any holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Second Surviving Corporation for payment of their respective portion of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.8). Notwithstanding the foregoing, none of the Second Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(vii) In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by the Second Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Second Surviving Corporation with respect to such Certificate, the Exchange Agent will issue the Merger Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 2.8).

Section 2.8 Withholding Taxes. Notwithstanding anything herein to the contrary, each of Parent, the Company, the First Surviving Corporation, the Second Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from any consideration or other amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold under the Code or any other applicable Tax Law. To the extent that Parent, the Company, the First Surviving Corporation, the Second Surviving Corporation or their respective Affiliates withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Entity, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation for applicable Tax purposes, the Parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

Section 2.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL with respect to the First Merger or, to the extent applicable, the CCC, shares of Delaware Parent Common Stock that are outstanding immediately prior to the First Effective Time and that are held by stockholders of Parent who shall have neither voted in favor of the First Merger nor consented thereto in writing in respect of such Delaware Parent Common Stock and who shall have demanded properly in writing appraisal for such Delaware Parent Common Stock in accordance with Section 262 of the DGCL, or, to the extent applicable, Chapter 13 of the CCC, and otherwise complied with all of the provisions of the DGCL or CCC, as applicable, relevant to the exercise and perfection of appraisal rights (collectively, the “Parent Dissenting Shares”), shall not be converted into, and such stockholders shall have no right to receive, the First Merger Consideration that would otherwise be attributable to such Parent Dissenting Shares in accordance with Section 2.6 unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, and if and to the extent applicable, the CCC. Any stockholder of Parent who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Parent Dissenting Shares under Section 262 of the DGCL, and if and to the extent applicable, Chapter 13 of the CCC (or other applicable Law), shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the First Merger Consideration attributable to such Parent Dissenting Shares in accordance with the terms of Parent’s Charter Documents, without any interest thereon, upon surrender, in the manner provided in Section 2.6 of the Parent Dissenting Shares.

(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL with respect to the Second Merger or, to the extent applicable, the CCC, shares of Company Stock that are outstanding immediately prior to the Second Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Second Merger nor consented thereto in writing in respect of such Company Stock and who shall have demanded properly in writing appraisal for such Company Stock in accordance with Section 262 of the DGCL, or, to the extent applicable, Chapter 13 of the CCC, and otherwise complied with all of the provisions of the DGCL or CCC, as applicable, relevant to the exercise and perfection of appraisal rights (collectively, the “Company Dissenting Shares” and together with the Parent Dissenting Shares, the “Dissenting Shares”), shall not be converted into, and such Company Stockholders shall have no right to receive, the Merger Consideration that would otherwise be attributable to such Dissenting Shares in accordance with Section 2.6 unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, and if and to the extent applicable, the CCC. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL, and if and to the extent applicable, Chapter 13 of the CCC (or other applicable Law), shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Second Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares in accordance with the terms of the Company’s Charter Documents, without any interest thereon, upon surrender, in the manner provided in Section 2.7, of the Certificate or Certificates that formerly evidenced such Dissenting Shares.

(c) Prior to the Closing, the Company shall give Parent (i) prompt written notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to control all negotiations and proceedings (including the defense and any settlement thereof) with respect to demands for appraisal under the DGCL and, if and to the extent applicable, the CCC. The Company will enforce any contractual waivers that Company Stockholders have granted regarding appraisal rights that apply to the Transactions. Prior to the Closing, Parent shall give the Company prompt written notice of any demands for appraisal received by Parent and any withdrawals of such demands. Neither the Company nor Parent shall, except with the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.10 Taking of Necessary Action; Further Actions. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Second Surviving Corporation following the Mergers with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors (or their designees) of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.11 Tax Treatment of the Domestication and the Mergers. The Parties intend that, for United States federal income tax purposes, (i) the Domestication will qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) the Mergers will be treated as integrated steps of a single transaction that will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations thereunder, and (iii) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”). The Transactions shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code. Following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment. For the avoidance of doubt, the qualification of the Mergers for the Intended Tax Treatment will not be a condition to Closing.

Article III.
EARNOUT SHARES

Section 3.1 Company Earnout Shares. During the Company Earnout Period, if and when the Company Triggering Event occurs, the Surviving Corporation shall promptly issue the Company Earnout Shares to the holders of Company Stock, as additional consideration for the Second Merger, in the manner set forth in Section 2.6(b)(i).

Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND MERGER SUB

Except as set forth in the corresponding section of the Company disclosure letter delivered by the Company to Parent prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification. Each of the Company and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets, rights and material properties and to carry on its business in all material respects as it is now being conducted. The Company is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. True, correct and complete copies of the certificate of incorporation and by-laws (or other comparable instruments relating to governance with different names) (collectively referred to herein as “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent or its representatives.

Section 4.2 Company Subsidiaries.

(a) Section 4.2(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or incorporation for each such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or maintain good standing would not have a Company Material Adverse Effect. Each such Subsidiary has the requisite right, power and authority to conduct the businesses in which it is engaged, to own, lease and use the properties and assets that it purports to own, lease or use and to perform its obligations under any Law, Contract or otherwise, except as would not have a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of the Charter Documents of each Subsidiary of the Company, as amended and currently in effect.

(b) A true, correct and complete description of the capitalization of each Subsidiary of the Company is as set forth in Section 4.2(b) of the Company Disclosure Letter. The Company, or a Subsidiary of the Company, as applicable, has good title to and owns beneficially and of record all of the equity interests of each such Subsidiary of the Company set forth opposite its name on Section 4.2(b) of the Company Disclosure Letter (the “Subsidiary Interests”), free and clear of any and all Liens (other than Permitted Liens), and there are no other equity interests of the Company or its Subsidiaries that are issued and outstanding. With respect to each such Subsidiary, the Subsidiary Interests are (i) duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable under Law); (ii) issued in compliance with all applicable Laws (including state, provincial and federal securities Laws or exemptions therefrom); and (iii) not subject to or issued in violation of any other equity interests with respect to such shares or any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or similar right under applicable Laws, such Subsidiary’s Charter Documents or any Contract to which such Subsidiary is a party or otherwise bound. Except as set forth on Section 4.2(b) of the Company Disclosure Letter, in respect of each Subsidiary of the Company, there are no: (i) outstanding securities convertible or exchangeable into equity interests of such Subsidiary; (ii) outstanding options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts, contingent or otherwise, that could require such Subsidiary to issue, exchange, transfer, deliver, sell, repurchase or redeem, or cause to be issued, exchanged, transferred, delivered, sold, repurchased or redeemed, any equity interests of such Subsidiary or any security or rights convertible into, exchangeable or exercisable for or measured by reference to any such equity interests or obligating such Subsidiary to issue, grant, extend, accelerate the vesting of, change the price of, otherwise amend or modify or enter into any such option, warrant, equity security, call right, commitment or agreement; (iii) outstanding stock appreciation, phantom stock, profit participation or similar rights or obligations with respect to such Subsidiary; (iv) authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of the equity interests of such Subsidiary on any matter; or (v) voting trusts, proxies or other Contracts relating to the voting, sale, transfer or other disposition of the equity interests of such Subsidiary.

(c) Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interests in any other Person (other than the Subsidiary Interests), nor does the Company or any of its Subsidiaries have any obligation (contingent or otherwise) to purchase or acquire equity interests of any other Person.

(d) Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations incident to this Agreement. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions, and except as contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its respective formation.

Section 4.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 46,000,000 shares of Company Common Stock, of which 8,715,084 shares are issued and outstanding; (ii) 6,898,281 shares of Company Series A Preferred Stock, of which 6,898,281 shares are issued and outstanding; (iii) 11,987,187 shares of Company Series B Preferred Stock, of which 11,953,413 shares are issued and outstanding; (iv) 4,900,204 shares of Company Series C Preferred Stock, of which 4,887,114 shares are issued and outstanding; (v) 2,650,450 shares of Company Series D Preferred Stock, of which 2,573,252 shares are issued and outstanding; (vi) 4,368,313 shares of Company Series E Preferred Stock, of which 4,368,313 shares are issued and outstanding; and (vii) 650,140 shares of Company Series E-1 Preferred Stock, of which 650,140 shares are issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Stock has been issued in compliance in all material respects with: (A) applicable Law and (B) the Company’s Charter Documents. Section 4.3(a) of the Company Disclosure Letter sets forth a detailed capitalization table of the Company as of the date hereof including, for each holder of Company Stock, the name of the holder of Company Stock and the number and class or series of Company Stock held by such holder.

(b) Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof (i) with respect to each outstanding and unexercised Company Option, the name of the holder of such Company Option, the vesting schedule applicable to such Company Option, the number of vested and unvested shares of Company Common Stock covered by such Company Option and the extent to which such Company Option will vest upon the Transactions, the date of grant, the vesting commencement date, the cash exercise price per share of such Company Option, whether such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, whether early exercise is permitted with respect to such Company Option and the applicable expiration date thereof; (ii) with respect to each outstanding award of Company Restricted Stock Units, the name of the holder of such Company Restricted Stock Units, the number of shares of Company Common Stock subject to such award of Company Restricted Stock Units, the extent to which such Company Restricted Stock Units will vest upon consummation of the Transactions, the date of grant, the vesting commencement date, and the vesting schedule of such Company Restricted Stock Units; and (iii) with respect to each Company Warrant, the name of the holder of such Company Warrant, the number of shares of Company Common Stock or other Company Stock covered by such Company Warrant, the date of issuance, the cash exercise price per share of such Company Warrant, and the applicable expiration date thereof. As of the date hereof, other than the Company Options, Company Restricted Stock Units and Company Warrants set forth on Section 4.3(b) of the Company Disclosure Letter, there are no stock appreciation, phantom stock, stock-based performance unit, stock option, profit participation, restricted stock, restricted stock unit, equity commitments or other equity or equity-based compensation award or similar rights or agreements with respect to the Company. Except as set forth on Section 4.3(b) of the Company Disclosure Letter, as of the date hereof, the Company has not granted any outstanding options, warrants, rights (including preemptive rights), subscriptions, calls, puts or other securities convertible into or exchangeable or exercisable for shares of the Company Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except as set forth on Section 4.3(b) of the Company Disclosure Letter, as of the date hereof there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. Except for this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, stockholders agreement or other agreements or understandings with respect to the shares of Company Stock. Each Company Option (A) was issued in all material respects in accordance with the terms of the applicable incentive equity plan of the Company and all other applicable Law and properly accounted for in all material respects in accordance with GAAP and (B) was granted with a per share exercise price not less than the fair market value of Company Common Stock on the applicable grant date (determined in accordance with Section 409A of the Code) and is otherwise exempt from the application of Section 409A of the Code.

(c) Except as provided for in this Agreement or accounted for pursuant to the terms hereof, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive or similar rights, and are held beneficially and of record by Parent, free and clear of any and all Liens (other than Permitted Liens).

Section 4.4 Due Authorization.

(a) Each of the Company and Merger Sub has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and (ii) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution, delivery and performance by each of Merger Sub and the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Merger Sub and the Company of the Transactions (including the Mergers) have been duly and validly authorized by all requisite action, including approval by the board of directors of the Company and Merger Sub, the sole stockholder of Merger Sub and, following receipt of the Requisite Company Stockholder Approval, the Company Stockholders as required by the DGCL and the CCC, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been and, upon execution by the Company and Merger Sub, such other Transaction Agreements to which it is a party will be, at or prior to the Closing, duly and validly executed and delivered by the Company and Merger Sub and (assuming any such agreement constitutes an authorized legal, valid and binding obligation of the counterparties thereto) constitute the legal, valid and binding obligation of the Company and Merger Sub, enforceable against the Company and Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Remedies Exception”).

(b) At a meeting duly called and held, the board of directors of the Company has unanimously: (a) determined that it is fair and in the best interests of the Company and Company Stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements providing for the Mergers in accordance with the DGCL; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Transactions be approved, and the plan of merger set forth in this Agreement be adopted, by the Company Stockholders in accordance with the Company’s Charter Documents (the “Company Recommendation”).

Section 4.5 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements by the Company or Merger Sub do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law in any material respect to which the Company is subject or by which any property or asset of the Company or Merger Sub is bound; (ii) conflict with or violate their Charter Documents; (iii) violate any provision of or result in a breach, default or acceleration of, or require a notice or consent under, any Company Material Contract, or to the Knowledge of the Company, any Data Security Requirement, or terminate, cancel or modify the terms, conditions or provisions or result in the termination, cancellation or modification of the terms, conditions or provisions of any Company Material Contract, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination, cancellation, modification or creation of a Lien under a Company Material Contract or upon any of the properties or assets of the Company or Merger Sub; or (iv) result in a violation or revocation of any Material Permits, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not have a Company Material Adverse Effect.

(b) Except as set forth on Section 4.5(b) of the Company Disclosure Letter, no action by, consent, notice, permit, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or notice, approval, consent, waiver or authorization from any Governmental Entity is required on the part of the Company with respect to the Company’s or Merger Sub’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions (including the Mergers), except for: (i) applicable requirements of the HSR Act or any similar foreign Law; (ii) any consents, notices, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent the consummation of the Transactions; (iii) compliance with any applicable requirements of the securities laws; (iv) the filing of the Certificates of Merger in accordance with the DGCL; and (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not result in a Company Material Adverse Effect.

Section 4.6 Legal Compliance; Permits.

(a) The Company Group has as of the date hereof and, during the past two (2) years complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not reasonably be expected to be material to the Company Group. As of the date hereof and, during the past two (2) years, the Company Group has not received any written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law, except for failures to comply which would not reasonably be expected to be material to the Company Group.

(b) The Company Group is in possession of all material Permits necessary to own, lease and operate the properties and assets it purports to own, operate or lease and to carry on its business as it is now being conducted (the “Material Permits”), except where the failure to have such Material Permits would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect: (a) each Material Permit is in full force and effect in accordance with its terms; (b) no outstanding written, or to the Knowledge of the Company, oral notice of revocation, cancellation or termination of any Material Permit has been received by the Company; (c) there are, and during the past two (2) years there have been, no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and (d) the Company is in compliance with all Material Permits applicable to the Company Group.

Section 4.7 Financial Statements.

(a) Set forth on Section 4.7 of the Company Disclosure Letter are true, correct and complete copies of: (i) the unaudited balance sheets as of December 31, 2020 and 2019 and statements of operations, statements of changes in stockholders’ deficit and statements of cash flows of the Company for the years ended December 31, 2020 and 2019 (the “Unaudited Financial Statements”); (ii) the 2020 and 2019 PCAOB Audited Financial Statements after delivery to Parent pursuant to 7.26, and (iii) an unaudited balance sheet as of January 31, 2021 (the “Balance Sheet Date”) and statements of operations, statements of changes in stockholders’ deficit and statements of cash flows of the Company as of and for the one (1) month period then ended (the “Interim Financial Statements” and, together with the Unaudited Financial Statements and the PCAOB Audited Financial Statement, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, cash flows and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects (except in the case of the Interim Financial Statements for the absence of footnotes, or the inclusion of limited footnotes, and other presentation items and for normal year-end adjustments, none of which if included would reasonably be expected to be, individually or in the aggregate, material to the Company) and were derived from, and accurately reflect in all material respects, the books and records of the Company. No financial statements other than those of the Company Group are required by GAAP to be included in the consolidated financial statements of the Company Group.

(c) The Company Group has established and maintained a system of internal controls. Such internal controls provide reasonable assurance regarding the reliability of the Company Group’s financial reporting and the preparation of the Company Group’s financial statements for external purposes in accordance with GAAP. Other than as would not reasonably be expected to be, individually or in the aggregate, material to the Company, such internal controls provide reasonable assurance (i) that the Company Group’s financial reporting and the preparation of the Company Group’s financial statements adequately account for assets, (ii) that transactions, receipts and expenditures of the Company Group are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group and (iv) that accounts, notes and other receivables and inventory are recorded accurately.

(d) All accounts receivable of the Company Group reflected in the Interim Financial Statements (i) are bona fide and valid receivables arising from sales actually made or services actually performed and arising in the ordinary course of business of the Company Group, (ii) are properly reflected on the books and records of the Company Group, and (iii) to the Knowledge of the Company as of the date of the Interim Financial Statements, are not subject to any setoffs, counterclaims, credits or other offsets which are not reflected on the Interim Financial Statements, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business of the Company Group.

(e) There are no outstanding loans or other extensions of credit made by the Company Group to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company Group.

(f) Section 4.7(f) of the Company Disclosure Letter sets forth a reasonable and good faith estimate of Company Transaction Costs.

Section 4.8 No Undisclosed Liabilities. As of the date hereof, there is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company Group, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Interim Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business and consistent with the past practice of the Company (none of which is a liability for breach of contract, tort, misappropriation, or infringement or a claim or lawsuit); (c) incurred in connection with the transactions contemplated by this Agreement; (d) that will be discharged or paid off prior to or at the Closing; or (e) that would not reasonably be expected to be material to the Company Group.

Section 4.9 Absence of Certain Changes or Events. Except as set forth on Section 4.9 of the Company Disclosure Letter or as expressly contemplated by this Agreement, from December 31, 2019 through the date of this Agreement, (a) the Company has conducted its business in the ordinary course consistent with past practice, except for the COVID-19 Measures, and (b) there has not been any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since the date of the Interim Financial Statements through the date of this Agreement, the Company Group has not taken or omitted to take any action that, if taken or omitted to be taken after the date hereof would require the prior written consent of Parent pursuant to Section 6.1(a), (b), (c), (d), (f), (g), (h), (i), (k), (o) or (r).

Section 4.10 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, as of the date hereof there are, and for the past two (2) years there have been: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against the Company Group or any of its properties, rights or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company Group with regard to their actions as such; (b) no pending or, to the Knowledge of the Company, threatened audits, examinations or investigations by any Governmental Entity against the Company Group, other than with respect to audits, examinations or investigations conducted by a Governmental Entity in the ordinary course of business pursuant to a Contract; (c) no pending or threatened Legal Proceedings by the Company Group against any third party; (d) no settlements or similar agreements that impose any material ongoing obligations, liabilities or restrictions on the Company Group; and (e) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company Group or its properties or assets, or any of the directors or officers of the Company Group with regard to their actions as such.

Section 4.11 Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Benefit Plan as of the date of this Agreement.. For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, individual consulting, retention, termination, severance, separation, transition, incentive, equity or equity-based, deferred compensation, change in control, bonus, retirement, pension, savings, health, welfare, paid time off, retiree or post-termination health or welfare, fringe benefit, or any other compensation or benefit plan, agreement, arrangement, policy or program, including such plans, agreements, arrangements, policies, and programs providing compensation or benefits to any current or former director, officer, employee or other service provider of the Company Group, in each case, (i) which is maintained, sponsored, contributed to or required to be contributed to by the Company Group, or (ii) under or with respect to which the Company Group has or could reasonably be expected to have any current or contingent obligation or liability, in each case other than such plans, agreements, arrangements, policies and programs which are maintained by a Governmental Entity and statutorily mandated in non-U.S. jurisdictions.

(b) With respect to each material Benefit Plan, the Company has made available to Parent or its representatives copies of: (i) all current plan documents and all amendments thereto, or if unwritten, a written summary of the material terms thereof; (ii) all trust agreements, funding arrangements or insurance Contracts; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent financial statements, actuarial valuation report and annual report on Form 5500 and all attachments thereto (if applicable); (v) the most recent determination, advisory or opinion letter, if any, issued by the Internal Revenue Service; and (vi) any non-routine correspondence with any Governmental Entity dated during the past three (3) years.

(c) (i) Each Benefit Plan has been administered, established, maintained and funded in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements or payments required to be made by the Company Group or any current or former employee of the Company Group under or with respect to any Benefit Plan have been made by the due date thereof (including any valid extension), and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued; and (iii) except as would not reasonably be expected to result in a material liability to the Company Group, no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred or, to the Knowledge of the Company, is reasonably expected to occur, with respect to any Benefit Plan. Each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a current favorable determination, advisory or opinion letter from the Internal Revenue Service as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and may be relied upon by the adopting employer, and nothing has occurred and no circumstances exist that could reasonably be expected to adversely affect or result in the loss of the qualification of such plan. The Company Group has not incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code

(d) No Benefit Plan is, the Company Group has not sponsored, maintained, contributed or been obligated to contribute to, and the Company Group does not have (and is not reasonably expected to incur) any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or in respect of: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 of ERISA; (ii) any “multiemployer plan” (within the meaning of Section (3)(37) of ERISA); (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA); or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Company Group does not have, and is not reasonably expected to have, any current or contingent liability or obligation under Title IV of ERISA or by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(e) With respect to the Benefit Plans or their administrators or fiduciaries: (x) no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (y) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceedings.

(f) None of the Benefit Plans provides for, and the Company Group has no liability or obligation in respect of, post-employment, post-ownership, or retiree health, life insurance or other welfare benefits or coverage for any Person, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code or similar state or other applicable Law and at the sole expense of such participant or the participant’s beneficiary.

(g) Except as set forth in Section 4.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor, director or other individual service provider of the Company Group or under any Benefit Plan or otherwise; (ii) increase the amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor, director or other individual service provider of the Company Group or under any Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any current or former employee, officer, contractor, director or other service provider of the Company Group or under any Benefit Plan or otherwise; or (iv) directly or indirectly cause the Company Group to transfer or set aside any assets to fund any benefits under or result in any limitation on the right to merge, amend or terminate any Benefit Plan.

(h) The Company Group does not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i) Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, documented, operated and maintained in compliance with Section 409A of the Code in all material respects, and all applicable regulations and notices issued thereunder.

(j) No payment, amount or benefit that could be, or has been, received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, stockholder, director or other individual service provider of the Company Group or any of its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(k) Without limiting the generality of the other provisions of this Section 4.11, with respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) no unfunded or underfunded liabilities exist with respect to any Foreign Plan.

Section 4.12 Labor Relations.

(a) The Company Group is not a party to or bound by any collective bargaining agreement or other Contract with a labor union, works council, or other labor organization (each a “CBA”) respecting persons employed by the Company Group and no such agreements or arrangements are currently being negotiated by the Company Group. No employee of the Company Group is represented by a labor union, works council, or other labor organization with respect to their employment by the Company Group. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened within the last three (3) years. To the Knowledge of the Company, there is not, and in the past three (3) years has not been, any actual or threatened organizing activity by any labor union, works council, or other labor organization or group of employees involving the Company Group.

(b) In the past three (3) years, there have been no strikes, work stoppages, slowdowns, lockouts, picketing, handbilling, labor arbitrations, labor grievances, unfair labor practice charges or other material labor disputes pending, or, to the Knowledge of the Company, threatened against or involving the Company Group or involving any employee of the Company Group.

(c) To the Knowledge of the Company, none of the Company Group’s officers or key employees has given notice of any intent to terminate his or her employment with the Company Group following the Closing.

(d) Except as otherwise listed on Section 4.12(d) of the Company Disclosure Letter, there are no Legal Proceedings against the Company Group pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company Group, of any individual except for those Legal Proceedings which would not, individually or in the aggregate, reasonably be expected to be material to the Company Group.

(e) Except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company Group is, and for the past three (3) years, has been, in compliance with all Laws relating to labor, employment and employment practices, including all such Laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination or harassment, civil rights, withholdings and deductions, classification and payment of employees (including exempt and non-exempt classification), independent contractors and consultants, employment equity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN”), collective bargaining, occupational health and safety, workers’ compensation, immigration, terms and conditions of employment, health and safety, whistleblowing or retaliation, disability rights or benefits, equal opportunity, employee trainings and notices, labor relations, employee leave issues, COVID-19 leave requirements, affirmative action and unemployment insurance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company Group within the six months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(f) Except as would not, individually or in the aggregate, reasonably be expected be material to the Company, the Company Group is not delinquent in payments to any employees or independent contractors or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid.

(g) In the past three (3) years, the Company Group has promptly, thoroughly and impartially investigated all sexual harassment, discrimination, or retaliation allegations of which any of them is aware. With respect to each such allegation with merit, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company Group does not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company Group, that, if known to the public, would bring the Company Group into material disrepute.

(h) To the Knowledge of the Company, no employee of the Company Group is in any material respect in violation of any term of any employment or consulting agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, nonsolicitation agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company Group or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company Group or (B) to the knowledge, use or disclosure of Trade Secrets.

(i) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Company Group has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, there is no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against the Company Group relating to employment-related liabilities with respect to COVID-19.

(j) The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require the Company Group to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

Section 4.13 Real Property; Tangible Property.

(a) The Company Group does not own and has never owned any real property.

(b) Section 4.13(b)(i) of the Company Disclosure Letter lists, all material leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group as of the date of this Agreement (the “Leased Real Property”). The Company Group has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property. Each of the leases, lease guarantees and agreements related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to Parent true, correct and complete copies of all material Company Real Property Leases. The Company Group is not in breach of or default under any Company Real Property Lease, and, except as listed in Section 4.13(b)(ii) of the Company Disclosure Letter, to the Knowledge of the Company, no event has occurred in the last twelve (12) months and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or material default, except for such breaches or defaults as would not individually or in the aggregate, be material to the Company Group or that have been cured or waived in writing. The Company Group has not received written notice from, or given any written notice to, any lessor of such Leased Real Property of, nor is there any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property. No party to any Company Real Property Lease has exercised any termination rights with respect thereto, the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Company Real Property Lease has not been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such Company Real Property Lease. The other party to such Company Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company Group and the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Leased Real Property is in good condition and repair in all material respects, normal wear and tear excepted and except as listed in Section 4.13(c) of the Company Disclosure Letter, the Company Group is not aware of any required or anticipated material capital expenditures in respect to the leased property.

(c) The Company Group owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of the material tangible assets or personal property used in or necessary for the operation of the Company Group’s business as currently conducted, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the contractual rights) of the Company Group: (A) constitute all of the assets, rights and properties that are necessary for the operation of the business of the Company Group as currently conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company Group as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group.

Section 4.14 Taxes.

(a) All material Tax Returns filed or required to be filed by the Company Group have been timely filed (taking into account any valid extensions), and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws.

(b) The Company Group has timely paid in full all material Taxes which are due and payable (whether or not shown as due on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(c) The Company Group has complied in all material respects with all applicable Laws relating to the withholding of Taxes and Tax information reporting, collection and retention, and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Entity.

(d) The Company Group has, in the manner prescribed by applicable Laws, (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(e) No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Entity against the Company Group, which has not been paid in full or finally resolved with no payment due. As of the date hereof, no audit, examination or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against the Company Group with respect to Taxes. There are no requests for rulings or determinations in respect of any Tax pending between the Company Group, on the one hand, and any Governmental Entity, on the other hand.

(f) There are no liens for material amounts of Taxes (other than Liens for Taxes not yet due and payable) upon any of the assets of the Company Group.

(g) There are no Tax indemnification agreements, Tax sharing agreements, or similar arrangements under which the Company Group could be liable after the Closing Date for the Tax liability of any Person (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease).

(h) The Company Group has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of section 356 of the Code as relates to Section 355 of the Code) (i) in the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(i) The Company Group has not entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) The Company Group does not have any liability for the Taxes of another Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease). None of the Company or its Subsidiaries has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group of which the Company is or was the common parent.

(k) The Company Group has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity, which extension is still in effect, and the Company Group has not requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired.

(l) The Company Group has never had a permanent establishment and has never been subject to income Tax, in a jurisdiction outside the country of its organization.

(m) The Company Group will not be required to include any item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue accrued on or prior to the Closing (other than amounts received in the ordinary course of business); (iv) any intercompany item under Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state or local Tax law) or excess loss account under Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state or local Tax law); or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing.

(n) The Company Group has no unpaid liability under Section 965(a) of the Code.

(o) No claim has been made in writing to the Company Group by any Governmental Entity in a jurisdiction in which the Company Group does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p) The Company Group is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(q) The Company Group has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company Group and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(r) The Company Group has not taken or agreed to take any action not contemplated by this Agreement or any other Transaction Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(s) To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters. The Company Group is, and for the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws. The Company Group holds and is, and for the past three (3) years has been, in compliance in all material respects with all Permits required under Environmental Laws to permit the Company Group to operate and occupy its properties and assets and to conduct the business of the Company Group. The Company Group has not received in the past three (3) years any written claims, notices or other written information, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group, in each case, alleging material violations of or material liability under any Environmental Law. Neither the Company Group nor any other Person whose liability the Company Group has expressly assumed, has treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed, exposed any Person to or released any Hazardous Material or currently or formerly owned or operated any property or facility contaminated by any Hazardous Materials, in each case in a manner that has given or would reasonably be expected to give rise to a material liability (contingent or otherwise), including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, under any applicable Environmental Laws. The Company Group has not agreed to indemnify any Person or assumed by Contract, the material liability of any other Person arising under Environmental Law. The Company has made available to Parent copies of all material environmental reports, audits, assessments and studies and other material environmental, health and safety documents in the possession or under the reasonable control of the Company Group with respect to compliance or liabilities under Environmental Law or the current or former properties, facilities or operations of the Company Group. The representations and warranties in this Section 4.15 are the sole and exclusive representations and warranties made by the Company with respect to any environmental, health or safety matters, including any arising under any Environmental Laws or relating to Hazardous Materials.

Section 4.16 Brokers; Third Party Expenses. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or the Company Group would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by the Company Group or any of its Affiliates.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property: (A) issued Patents and pending applications for Patents, (B) registered Trademarks, pending applications for registration of Trademarks, (C) registered Copyrights and pending applications for Copyright registration, (D) internet domain names and social media accounts (collectively, the “Scheduled Intellectual Property”), including, for each item listed, the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof for the Scheduled Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect. The Company Group is the registered holder of all Internet domain names set forth on Section 4.17(a) of the Company Disclosure Letter and, in each case, the administrative contact of record for such Internet domain name registration is a current employee of the Company Group.

(b) The Owned Intellectual Property, along with the Licensed Intellectual Property, constitutes all of the Intellectual Property used in or necessary for the conduct and operation of the business of the Company Group (together with the Owned Intellectual Property, the “Business IP”), except as would not be, either individually or in the aggregate, material to the Company Group, taken as a whole. The Company Group is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens and the Company Group has (and immediately following the Closing, the Surviving Corporation will have) sufficient, valid and continuing rights, pursuant to a valid written IP License (true, complete and correct copies of which have been made available to Parent prior to the date of this Agreement), including to use, sell and license (as the case may be) all other Intellectual Property used in or necessary for the conduct and operation of the business of the Company Group in the manner conducted prior to Closing. The Scheduled Intellectual Property is valid in all material respects, subsisting, and to the Knowledge of the Company and excluding pending applications for Scheduled Intellectual Property, enforceable. All Persons who owe any duty of candor, disclosure, and good faith to the USPTO or any other agency responsible for registration of any Scheduled Intellectual Property (including any pending applications) have complied in all material respects with such duties under all applicable laws, including 37 C.F.R. § 1.56.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, the conduct and operation of the business of the Company Group as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company Group), and the Owned Intellectual Property have not infringed, misappropriated (or constituted or resulted from a misappropriation of), diluted, or otherwise violated, and are not infringing, misappropriating (or constituting or resulting from the misappropriation of), diluting, or otherwise violating any Intellectual Property of any Person.

(d) The Company Group has not received from any Person, as of the date hereof, and in the past three (3) years, any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (“Claims or Assertions”) (i) of any infringement, misappropriation, dilution or other violation of any Intellectual Property of any Person or (ii) contesting the use, ownership, validity or enforceability of any Intellectual Property, and no Legal Proceedings relating to any of the foregoing are pending against the Company Group. To the Knowledge of the Company, no other Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any material Owned Intellectual Property. In the past three (3) years, the Company Group has not made any Claims or Assertions against any Person (A) alleging any of the foregoing referenced in clauses (i) or (ii), and no Legal Proceedings relating to any of the foregoing are pending against a third Person.

(e) No past or present director, officer or employee of the Company Group and no R&D Sponsor owns (or has any valid claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each Person who is or has been engaged in inventing, conceiving, authoring, creating or developing for or on behalf of the Company Group any Owned Intellectual Property has executed and delivered to the Company Group a written agreement, pursuant to which such Person has: (i) agreed to hold all Trade Secrets of the Company Group in confidence, including during and after such Person’s employment or retention, if applicable; and (ii) presently assigned to the Company Group all of such Person’s rights, title and interest in and to all Intellectual Property invented, conceived, authored, created or developed for the Company Group. To the Knowledge of the Company, there is no uncured material breach by any such Person with respect to any such agreement. No funding or facilities of any R&D Sponsor were used in the development of any Intellectual Property under any such agreement or otherwise for or on behalf of the Company Group in a manner that would give such R&D Sponsor any ownership rights to any material Owned Intellectual Property.

(f) The Company Group has taken commercially reasonable steps to protect the secrecy, confidentiality and value of all material Trade Secrets and other confidential and proprietary information included in the Owned Intellectual Property and all material Trade Secrets of any Person to whom the Company Group has a contractual confidentiality obligation with respect to such material Trade Secrets. No Trade Secret that is material to the business of the Company Group has been authorized to be disclosed, or, has actually been disclosed, to any third Person, other than pursuant to a valid, written non-disclosure agreement or other legal obligation restricting the disclosure and use of such Trade Secret. No source code constituting any material Owned Intellectual Property has been (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both), will, or would reasonably be expected to, result in a requirement that any such source code be) delivered, licensed, or made available or otherwise disclosed by the Company Group to, or accessed by, any escrow agent or other Person, other than employees or contractors of the Company Group subject to written agreements restricting the disclosure and use of such source code, and no Person other than the Company Group is in possession of, or has been granted any license or other right to, any such source code.

(g) No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with any Software owned by the Company Group (including distributed to any of its customers), in each case, in a manner that requires or obligates the Company Group to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any Software (including any source code) constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works of, or reverse-engineering, any such Software; (iii) disclose, contribute, distribute, license or otherwise make available to any third Person any portion of any source code constituting Owned Intellectual Property, (iv) create any obligation for the Company Group to grant, or purport to grant, to any Person any rights or immunities under any Owned Intellectual Property (including any patent non-asserts or patent licenses), or (v) otherwise impose any limitation, restriction, or condition on the right or ability of the Company Group to use any Owned Intellectual Property (other than standard notice and attribution requirements). The Company Group is in material compliance with the terms and conditions of all licenses for Open Source Software used in the business of the Company Group.

(h) The Company Group owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems used by the Company Group. The Company Group is in material compliance with all obligations under any agreement pursuant to which the Company Group has obtained the right to use any third party Software, and in particular the Company Group has purchased a sufficient number of seat licenses for the Company IT Systems. The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation and conduct of the business of the Company Group as currently conducted, and do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, malicious code or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems, except as would not be, either individually or in the aggregate, material to the Company Group, taken as a whole. The Company Group has taken commercially reasonable precautions designed to protect the confidentiality, integrity, and security of (a) the Company IT Systems that the Company Group owns or controls and (b) all information stored or contained in or transmitted by the Company IT Systems, in each case of clause (a) and (b) from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person. During the past three (3) years, there has been no unauthorized access to or breach or violation of any Company IT Systems. In the last three (3) years, to the Knowledge of the Company, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any Company IT Systems, in each case that have caused or could reasonably be expected to result in the substantial disruption of or substantial interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Company Group.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, including as a consequence of any Contract to which Company Group is party, cause any of the following: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property. Immediately following the Closing, the Business IP and Company IT Systems will be owned by, licensed to, or available for use by, the Surviving Corporation on terms and conditions identical to those under which the Company Group owned, licensed, or used, the Business IP and Company IT Systems immediately prior to the Closing, without the payment of any additional amounts or consideration beyond those that would have been due had the Closing not occurred.

Section 4.18 Privacy.

(a) The Company Group and any Person acting for or on the Company Group’s behalf complies, and has at all times during the past three (3) years (in the case of any such Person, during the time such Person was acting for or on behalf of the Company Group) complied, as applicable to the Company Group, with: (i) all applicable Privacy Laws; (ii) all of the Company Group’s published policies and notices regarding Personal Information (whether posted to an external-facing website of the Company Group or otherwise made available or communicated to third parties by the Company Group) (“Company Privacy Notices”); and (iii) all of the Company Group’s obligations regarding Personal Information, privacy, or security under any Contract the Company Group has entered into or by which it is bound (clauses (i) through (iii), collectively, “Data Security Requirements”), except as would not be, either individually or in the aggregate, material to the Company Group, taken as a whole. The Company Group has not received in the three (3) years prior to the date of this Agreement any written notice of any Claims or Assertions (including written notice from third parties acting on its or their behalf) of or been charged with, the violation of, any Privacy Laws (and no such Claim or Assertion or related Legal Proceeding is currently pending or, to the Knowledge of the Company, threatened). To the Knowledge of the Company, the Company Privacy Notices have not contained any material omissions or been inaccurate, misleading or deceptive.

(b) The Company Group uses, and has during the past three (3) years used its commercially reasonable efforts to: (i) implement and maintain reasonable safeguards to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure, including by implementing, and monitoring compliance with, policies and procedures regarding the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, or transfer (including cross-border) of such Personal Information and other Trade Secrets; and (ii) ensure that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company Group have agreed to (A) comply with applicable Privacy Laws and (B) to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure as required under the Data Security Requirements. To the Knowledge of the Company, any third party who has provided Personal Information to the Company Group during the past three (3) years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) (i) There have been no breaches, security incidents, misuse of or unauthorized access to or unauthorized use, transfer, destruction, disclosure or modification of any Personal Information or Trade Secrets in the possession or control of the Company Group or collected, used or processed by or on behalf of the Company Group, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, and (ii) the Company Group has not provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information or event referenced in the foregoing clause (i). The Company Group has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company Group has conducted commercially reasonable data security testing or audits and has resolved or remediated any material data security issues or vulnerabilities identified thereby. Neither the Company Group nor, to the Knowledge of the Company, any third party acting at the direction or authorization of the Company Group has paid: (x) any perpetrator of any data breach incident or cyber-attack; or (y) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party. The execution, delivery, and performance of this Agreement complies with all applicable Privacy Laws, and with the privacy policies and applicable contractual obligations of the Company Group.

Section 4.19 Agreements, Contracts and Commitments.

(a) Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (together with all material amendments, waivers or other changes thereto) as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” shall mean each Company Real Property Lease and each of the following Contracts to which the Company Group is a party:

(i) Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that has involved, or that the Company Group reasonably anticipates will involve, aggregate annual payments or consideration furnished by or to the Company Group of more than $150,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii) Each Contract under which the Company Group has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of $200,000; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of $200,000; or (C) extended credit to any Person (other than customer payment terms in the ordinary course of business);

(iii) Each Contract for the acquisition of any property or Person or any business division thereof or the disposition of any material assets of the Company Group, other than Contracts for the sale of obsolete equipment;

(iv) Each CBA;

(v) Each Contract for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $200,000 or, together with all related Contracts, in excess of $500,000, in each case, other than sales or purchases of obsolete equipment;

(vi) Each Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company Group;

(vii) Each Contract that (1) is an IP License, excluding Standard Licenses and non-exclusive licenses to: (A) Intellectual Property granted to customers in the ordinary course of business; (B) Open Source Software; and (C) click-wrap, shrink-wrap and off-the-shelf Software commercially available on standard, non-discriminatory terms with license, maintenance, support and other fees of no more than $150,000 per year, or (2) is a consent-to-use, covenant-not-to-sue, coexistence, concurrent use, settlement agreement or similar agreement, in each case (y) with respect to Owned Intellectual Property or (z) that affects the Company Group’s ability to use, enforce, or disclose any Intellectual Property;

(viii) Each Contract providing for the authorship, invention, creation, conception or other development of any Intellectual Property: (A) by the Company Group for any third party, other than development for customers in the ordinary course of business for which the Company Group retains sole and exclusive ownership thereof; (B) by any third party for the Company Group, other than Contracts entered into with employees, consultants and independent contractors that are the subject of the second sentence of Section 4.17(e); or (C) jointly by the Company Group and any third party;

(ix) Each Contract with any supplier (A) that is a sole source supplier to the Company Group or (B) from which the Company Group sources substantially all of their supply of any material product or service;

(x) Each Contract, other than customary non-disclosure agreements, which restricts in any material respect or contains any material limitations on the ability of the Company Group to compete in any line of business or in any geographic territory;

(xi) Each Contract with an executive officer of the Company Group, or any Contract with any other employee or independent contractor of the Company Group, in each case, with annual base compensation in excess of $150,000 or which provides for change in control, retention, severance or similar payments;

(xii) Each Contract between the Company Group, on the one hand, and any Company Stockholder, on the other hand, excluding any employee benefit plan or other plans, programs, policies, commitments or arrangements that would constitute a Benefit Plan;

(xiii) Each Contract involving any resolution, conciliation or settlement of any pending or threatened Legal Proceedings (A) entered into within two (2) years prior to the date of this Agreement, (B) with any Governmental Entity or (C) imposing continuing obligations on the Company Group, including injunctive or other non-monetary relief;

(xiv) Each Contract with a Governmental Entity for which performance is ongoing;

(xv) Any stockholder agreement, partnership agreement, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, registration rights agreement or other Contract, in each case with a holder of equity securities of the Company Group;

(xvi) Each Contract that grants to any Person (A) a “most favored nation” or “most favored pricing” provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xvii) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $500,000;

(xviii) Each Contract (other than purchase orders entered into in the ordinary course of business) with (A) a Material Customer and (B) a Material Supplier; and

(xix) Any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b) All Company Material Contracts are: (i) in full force and effect, except insofar as enforceability may be limited by the Remedies Exception; and (ii) represent the valid, legal and binding obligations of the Company Group and, to the Knowledge of the Company, represent the valid, legal and binding obligations of the other parties thereto, except for such failures to be legal, valid and binding or in full force and effect that would not have a Company Material Adverse Effect. True, correct and complete copies of all Company Material Contracts have been made available to Parent. Neither the Company Group nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred within the last twelve (12) months which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written claim or notice of any such breach, default or event, which would not have a Company Material Adverse Effect. No party to any of the Company Material Contracts that is a customer of or supplier to the Company Group has, within the past twelve (12) months, cancelled or terminated its business with, or, to the Knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company Group. To the Knowledge of the Company, there have been no material disputes under any Company Material Contract in the last twelve (12) months.

Section 4.20 Insurance. Section 4.20 of the Company Disclosure Letter contains, as of the date hereof, a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company Group (collectively, the “Insurance Policies”), which policies are in full force and effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. During the 12 month period prior to the date of this Agreement, the Company Group has not received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable have been paid. There is no pending material claim by the Company Group against any insurance carrier for which coverage has been denied, rejected or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.21 Affiliate Matters. Except: (a) the Benefit Plans, (b) Contracts relating to labor and employment matters set forth on Section 4.12 of the Company Disclosure Letter and (c) Contracts relating to any such Person’s ownership of Company Stock or other securities of the Company Group or such Person’s employment or consulting arrangements with the Company Group, the Company Group is not party to any Contract with any: (i) present or former officer, director of the Company Group or beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 1% or more of the capital stock or equity interests of the Company Group or a member of his or her immediate family; or (ii) Affiliate of the Company Group. To the Knowledge of the Company, no present or former officer, director, Company Stockholder or holder of derivative securities of the Company Group (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with the Company Group (other than such Contracts as relate to any such Person’s ownership of Company Stock or other securities of the Company Group or such Person’s employment or consulting arrangements with the Company Group) or owns any property or assets used in the business of the Company Group.

Section 4.22 Certain Provided Information. The information relating to the Company Group supplied or to be supplied by the Company Group for inclusion in the Merger Materials does not as of the date of this Agreement, and to the Knowledge of the Company will not as of the date on which the Merger Materials are first distributed to holders of Parent Class A Ordinary Shares and Parent Class B Ordinary Shares or at the time of the Parent Special Meeting or at the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Merger Materials or any Parent SEC Reports; or (b) any projections or forecasts included in the Merger Materials.

Section 4.23 Indebtedness. Section 4.23 of the Company Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness of the Company Group as of the date of this Agreement.

Section 4.24 Material Customers and Material Suppliers.

(a) Section 4.24(a) of the Company Disclosure Letter sets forth a list of the Company Group’s top ten (10) customers of goods and services purchased from the Company Group as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended December 31, 2020 (the “Material Customers”), showing the total purchases by each such Material Customer from the Company Group during such period. During the past twelve (12) months from the date hereof, no Material Customer has (i) terminated or materially reduced its business or relationship with the Company Group or otherwise materially and adversely modified its relationship or terms with the Company Group or (ii) notified the Company Group in writing or, to the Knowledge of the Company, orally of its intention to take any such action.

(b) Section 4.24(b) of the Company Disclosure Letter sets forth a list of the Company Group’s top ten (10) suppliers and vendors of goods and services to the Company Group as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended December 31, 2020 (the “Material Suppliers”), showing the total purchases by the Company Group from each such Material Supplier, during such period. During the past twelve (12) months from the date hereof, no Material Supplier has (i) terminated or materially reduced its business or relationship with the Company Group or otherwise materially and adversely modified its relationship or terms with the Company Group or (ii) notified the Company Group in writing, to the Knowledge of the Company, orally of its intention to take any such action.

Section 4.25 Government Contracts. During the past three (3) years, the Company Group has not (a) materially breached or materially violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Entity; (c) been audited or investigated by any Governmental Entity with respect to any Government Contract (other than routine audits, examinations or investigations conducted by a Governmental Entity in the ordinary course of business pursuant to such Government Contract); (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform; (g) received any small business set-aside contract, any other set-aside contract or other order or contract requiring small business or other preferred bidder status or (h) entered any Government Contracts payable on a cost-reimbursement basis. The Company Group has established and maintains adequate internal controls for compliance in all material respects with its Government Contracts. All material pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Company Group were current, accurate and complete in all material respects as of their respective submission dates. There are no material outstanding claims or disputes in connection with the Company’s Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Entity with regard to any of the Company’s Government Contracts. The Company Group has complied in all material respects with all national security obligations and requirements, including those specified in the National Industrial Security Program Operating Manual and the U.S. Department of Defense requirements for safeguarding covered defense information and cyber incident reporting. The Company Group possesses sufficient facility security clearances and personnel security clearances necessary to perform on the Company Group’s Government Contracts and, to the Knowledge of the Company, no facts or circumstances exist which are reasonably likely to result in the loss of any security clearances that would materially affect the Company Group’s performance on the Government Contracts.

Section 4.26 Absence of Certain Business Practices.

(a) Since January 1, 2017: (i) the Company Group, its directors, officers, employees and, to the Knowledge of the Company, agents and third party representatives, in each case acting on behalf of the Company Group, have been in compliance with the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable Laws relating to bribery or corruption, and all other applicable Specified Business Conduct Laws in all material respects; and (ii) the Company Group has not (A) received written or, to the Knowledge of the Company, oral notice from any Governmental Entity or other Person of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or alleged violation of any Specified Business Conduct Law, or (B) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or investigation by or before any Governmental Entity, or written or, to the Knowledge of the Company, oral allegation from any Person, related to any actual or alleged violation of any Specified Business Conduct Law. The Company Group maintains and enforces policies and procedures as may be required by, and reasonably designed to promote compliance with, applicable Specified Business Conduct Laws.

(b) Neither the Company Group nor any of its directors, officers, employees nor, to the Knowledge of the Company, any agents or third party representatives, in each case acting on behalf of the Company Group, is currently or has been, since January 1, 2017, (i) organized, resident (at the time of employment with, or engagement by, the Company Group) or located in a country or region that is or, at the relevant time, was, the subject or target of a comprehensive embargo under Sanctions Laws (Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), (ii) the subject or target of any sanctions or export-related restrictions administered by OFAC, Commerce, State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union (any such Person described in (i) or (ii) or owned or controlled by any such Person, a “Sanctioned Person”), or (iii) has unlawfully transacted business with or for the benefit of any Sanctioned Person.

(c) Neither the Company Group nor, to the Knowledge of the Company, any officer, or employee of any of the Company Group, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact that must be disclosed to any Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Law that would reasonably be expected to be material to the Company Group.

Section 4.27 CFIUS.

(a) The Company Group, as a result of the Transactions, has not agreed to grant access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) to any Foreign Person shareholder that is not currently a shareholder of the Company Group. Nothing in this Section 4.27(a) relates to the Company’s agreement to grant access to material nonpublic technical information in the ordinary course of business and at all times in compliance with applicable Specified Business Conduct Laws.

(b) The Company Group has complied with all notice and filing requirements set out in 31 C.F.R. Part 800, et seq., in connection with prior investments by any Person in the Company Group.

Section 4.28 Product Liability. Since January 1, 2017, (a) each product and service offering manufactured or sold by the Company Group has been manufactured or sold in material conformity with all contractual commitments, to the extent applicable; (b) the Company Group has not incurred any material obligations for replacement or repair of any of their products or service offerings or other damages in connection therewith; (c) there have been no product warranty, product liability or product recall or similar claims involving any of the products of the Company Group and, to the Knowledge of the Company, none are threatened; and (d) there have been no product recalls of any of the products of the Company Group.

Section 4.29 Required Vote. The consent of each Written Consent Party is the only vote of the holders of Company Stock, including any class of Company Preferred Stock, that is required to approve this Agreement and the Transactions (including, for the avoidance of doubt, pursuant to the CCC).

Section 4.30 Disclaimer of Other Warranties. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article V OR THE TRANSACTION AGREEMENTS, NEITHER PARENT, NOR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY AND MERGER SUB, ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, OR ANY OF THEIR BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT: (A) NONE OF PARENT, ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY AND MERGER SUB, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT TO THE COMPANY AND MERGER SUB IN Article V; AND (B) NEITHER PARENT, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY AND MERGER SUB, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGES THAT THEY HAVE NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article V OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. THE COMPANY AND MERGER SUB ACKNOWLEDGES THAT THEY HAVE CONDUCTED, TO THEIR SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING THEIR DETERMINATION THE COMPANY AND MERGER SUB HAVE RELIED ON THE RESULTS OF THEIR OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT EXPRESSLY AND SPECIFICALLY SET FORTH IN Article V OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CLAIMS AGAINST PARENT OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN Article V OR THE TRANSACTION AGREEMENTS BY SUCH PERSON.

Article V.
REPRESENTATIONS AND WARRANTIES OF PARENT

Except: (a) as set forth in the corresponding section of the Parent disclosure letter delivered by Parent to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); or (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, “Qualitative Disclosures About Market Risk” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification.

(a) Parent has been duly incorporated and is validly existing as a corporation or exempted company in good standing under the Laws of its jurisdiction of incorporation.

(b) Parent has the requisite corporate power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted, except as would not be material to Parent.

(c) Parent is not in violation of any of the provisions of its Charter Documents.

(d) Parent is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into this Agreement or consummate the Transactions.

Section 5.2 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 5.3 Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 preference shares of Parent, par value $0.0001 per share (“Parent Preferred Stock”), are authorized and no shares are issued and outstanding; (ii) 450,000,000 Class A ordinary shares of Parent, par value $0.0001 per share (“Parent Class A Ordinary Shares”), are authorized and 32,000,000 are issued and outstanding; (iii) 50,000,000 Class B ordinary shares of Parent, par value $0.0001 per share (“Parent Class B Ordinary Shares” and, together with the Parent Preferred Stock and the Parent Class A Ordinary Shares, the “Parent Ordinary Shares”), are authorized and 8,000,000 are issued and outstanding; (iv) 5,600,000 warrants to purchase one share of Parent Class A Ordinary Share issued pursuant to a private placement (the “Private Placement Warrants”) are outstanding; and (v) 10,666,666 warrants to purchase one share of Parent Class A Ordinary Share that are publicly traded (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. As of the date hereof, all outstanding Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b) Except for the Parent Warrants and the Subscription Agreements and as set forth in the Transaction Agreements, as of the date of this Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent is a party or by which any of them is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Ordinary Shares, or any other shares of capital stock other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Ordinary Shares, or any other shares of capital stock or other interest or participation in Parent.

(c) Each Parent Ordinary Share, and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) applicable Law and (B) the Charter Documents of Parent, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Charter Documents of Parent, as applicable or any Contract to which any of Parent is a party or otherwise bound by including the Trust Agreement.

(d) All outstanding shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens and Liens arising pursuant to applicable securities Laws).

(e) Subject to obtaining the Requisite Parent Stockholder Approval, the Delaware Parent Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent.

Section 5.4 Authority Relative to this Agreement. Parent has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution, delivery and performance by Parent of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent of the Transactions (including the Merger), have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent, and no other proceedings on the part of Parent is necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than obtaining the Requisite Parent Stockholder Approval. This Agreement has been and the other Transaction Agreements to which each of them is a party will be, at or prior to the Closing, duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the other Parties (assuming any such agreement constitutes a legal, valid and binding obligation of the counterparties thereto), constitute authorized legal and binding obligations of Parent (as applicable), enforceable against Parent (as applicable) in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5(b) and the Domestication Approval, neither the execution, delivery nor performance by Parent of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming the Requisite Parent Stockholder Approval is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; (ii) violate any applicable Law to which Parent is subject or by which any of their properties or assets are bound; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of any Parent Material Contracts, except, with respect to clause (iii), as would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any action by, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act or any similar foreign Law and the expiration of the required waiting period thereunder; (iv) in connection with the Domestication, the applicable requirements and required approval of the Cayman Island Registrar of Companies and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Compliance; Permits. Since its incorporation Parent has complied in all material respects with and has not been in violation of any applicable Law with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written or, to the Knowledge of Parent, oral notice of non-compliance with any applicable Law has been received by Parent, except as would not have Parent Material Adverse Effect. Parent is in possession of all material Permits necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Permits would have Parent Material Adverse Effect.

Section 5.7 Parent SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a) Parent has timely filed or furnished (as applicable) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act or any other applicable federal securities laws since Parent’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”) and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to applicable federal securities laws (including, as applicable, the Sarbanes-Oxley Act any rules and regulations promulgated thereunder) through the Closing. The Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. The Parent SEC Reports did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance and compliance with: (i) GAAP; and (ii) applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes, or the inclusion of limited notes, and other presentation items for normal year-end adjustments to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Parent or its Subsidiaries, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (b) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the Parent SEC Reports in the ordinary course of the operation of business of Parent; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) that would not be material to the business of Parent and its Subsidiaries, taken as a whole.

(d) Section 5.7(d) of the Parent Disclosure Letter sets forth a reasonable and good faith estimate of Parent Transaction Costs.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 8, 2020, there has not been: (a) any Parent Material Adverse Effect or (b) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.9 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

Section 5.10 Business Activities. Since their respective dates of formation or incorporation, as applicable, Parent has not conducted any business activities other than activities: (a) in connection with or ancillary to its organization, including activities customary for the formation and operation of special purpose acquisition companies; (b) directed toward or incidental to the accomplishment of a Business Combination; or (c) required by Law. Except as set forth in Parent’s Charter Documents, there is no Contract or Order binding upon Parent or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which would not reasonably be expected to be material to Parent. Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Parent nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

Section 5.11 Parent Material Contracts. Section 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent is party, including Contracts by and among Parent, on the one hand, and any director, officer, stockholder or Affiliate of such Parties (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to any Parent SEC Report.

Section 5.12 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq Stock Markets (“Nasdaq”) under the symbol “VACQU”. The issued and outstanding Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VACQ”. The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VACQW”. Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq, and Parent has not been notified by Nasdaq that it does not comply with any Nasdaq listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the Nasdaq continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the Parent Class A Ordinary Shares or Public Warrants or terminate the listing of the Parent Units, the Parent Class A Ordinary Shares or Public Warrants on Nasdaq, other than Legal Proceedings where a compliance extension or ability to remedy is available under applicable Law. None of Parent or any of its Affiliates has taken any action in an attempt to intentionally terminate the registration of the Parent Units, the Parent Class A Ordinary Shares or Public Warrants under the Exchange Act.

Section 5.13 PIPE Investment Amount. Parent has delivered to the Company true, correct and complete copies of each of the subscription agreements (the “Subscription Agreements”) entered into by Parent with the PIPE Investors, pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $470,000,0001 (the “PIPE Investment Amount”). To Parent’s Knowledge, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent, except in each case for such assignments of subscription obligations contemplated by or permitted by the Subscription Agreements. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by the Remedies Exception. Other than the other Transaction Agreements, there are no agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and Parent does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

1 Note to Parent: Please confirm amount of PIPE.

Section 5.14 Trust Account.

(a) As of February 26, 2021, Parent has $320,000,0002 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of September 24, 2020, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”) for the benefit of its public stockholders, with such funds invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception. Parent has performed all material obligations required to be performed by it under, and complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (x) stockholders of Parent who elect to redeem their Parent Class A Ordinary Shares pursuant to Parent’s Charter Documents, (y) the underwriters of Parent’s initial public offering with respect to any deferred underwriting compensation and (z) Parent with respect to income earned on the proceeds in the Trust Account in order to pay taxes in accordance with Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account and Tax obligations; (B) in accordance with the Trust Agreement; and (C) to redeem Parent Class A Ordinary Shares in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents shall terminate and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To Knowledge of Parent, following the Effective Time, none of Parent’s stockholders shall be entitled to receive any amount from the Trust Account except to the extent pursuant to a Parent Stockholder Redemption. Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Parent does have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.

2 Note to Parent: Please confirm date and amount of funds in the trust account.

Section 5.15 Taxes.

(a) All material Tax Returns filed or required to be filed by Parent and its Subsidiaries have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws.

(b) Each of Parent and its Subsidiaries has timely paid all material Taxes in full which are due and payable by it (whether or not shown as due on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Parent has complied in all material respects with all applicable Laws relating to the withholding of Taxes and Tax information reporting, collection and retention, and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Entity.

(d) No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Entity against Parent or any of its Subsidiaries, which has not been paid in full or finally resolved with no payment due. As of the date hereof, no audit, examination, or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against Parent or any of its Subsidiaries with respect to Taxes. There are no requests for rulings or determinations in respect of any Tax pending between Parent or its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.

(e) There are no liens for material amounts of Taxes (other than Liens for Taxes not yet due and payable) upon any of the assets of Parent or its Subsidiaries.

(f) There are no Tax indemnification agreements, Tax sharing agreements or similar agreements under which Parent or its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than Parent and its Subsidiaries (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease).

(g) None of Parent nor any of its Subsidiaries has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) Parent (i) has no liability for the Taxes of another Person (other than its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease); and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Parent.

(i) None of Parent nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity, which extension is still in effect, and neither Parent nor any of its Subsidiaries has requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired.

(j) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement or any other Transaction Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(k) To the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Merger Materials will, at the date mailed to stockholders of Parent or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Merger Materials; or (b) any projections or forecasts included in the Merger Materials.

Section 5.17 Board Approval; Stockholder Vote. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent or Merger Sub, as applicable) have unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the Parent and the stockholders of Parent. Other than obtaining the Requisite Parent Stockholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.18 Brokers. Except as set forth on Section 5.18 of the Parent Disclosure Letter, other than fees or commissions for which Parent will be solely responsible, neither Parent nor any of its respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.19 Indebtedness. Section 5.19 of the Parent Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness of Parent and its Subsidiaries.

Section 5.20 Sponsor Agreement. Parent has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other party thereto (in each case, except insofar as enforceability may be limited by the Remedies Exception) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Agreement.

Section 5.21 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent is an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”).

Section 5.22 Parent Stockholders. Neither Parent nor the Sponsor is a Foreign Person.

Section 5.23 Disclaimer of Other Warranties. PARENT HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY AND MERGER SUB, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY AND MERGER SUB STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY AND MERGER SUB), THE COMPANY AND MERGER SUB OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT: (A) NONE OF THE COMPANY AND MERGER SUB, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY AND MERGER SUB TO PARENT IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY AND MERGER SUB NOR ANY OF THEIR SUBSIDIARIES, NOR THEIR AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY AND MERGER SUB, ANY OF THEIR SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. PARENT HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. PARENT ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY AND MERGER SUB, THEIR SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, PARENT HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CLAIMS AGAINST THE COMPANY AND MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OR THE TRANSACTION DOCUMENTS BY SUCH PERSON.

Article VI.
CONDUCT PRIOR TO THE CLOSING DATE

Section 6.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause its Subsidiaries to, (A) carry on its business in the ordinary course consistent with past practice in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19, and (B) use commercially reasonable efforts to maintain its goodwill and relationships with customers, suppliers, employees and other material business relations of the Company and its Subsidiaries taken as a whole, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement or Section 6.1 of the Company Disclosure Letter; or (c) as required by applicable Law. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company from taking or failing to take any commercially reasonable action, including the establishment of any commercially reasonable policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures so long as, in each instance, prior to taking any such action that would otherwise violate this Section 6.1, the Company, to the extent reasonably practicable under the circumstances, provides Parent with advance notice of such anticipated action and consults with Parent in good faith with respect to such action and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Section 6.1 in any way, and (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as set forth on Section 6.1 of the Company Disclosure Letter, or as required by applicable Law, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do, or allow any of its Subsidiaries to do, any of the following:

(a) except in the ordinary course of business consistent with past practice, or as otherwise required by any existing Benefit Plan, this Agreement or applicable Law: (i) increase or grant any material increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any employee, officer, director, independent contractor or other individual service provider of the Company Group whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $250,000 after any increase; (ii) grant, pay or increase any material severance, change in control, deferred compensation, retention, equity or equity-based or other similar payment or benefit to any employee, officer, director, independent contractor or other individual service provider of the Company Group whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $250,000,

(b) transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien, fail to diligently maintain, or otherwise dispose of any right, title or interest of the Company Group in any Owned Intellectual Property or Licensed Intellectual Property, in each case other than (i) non-exclusive licenses to any Owned Intellectual Property granted by the Company Group to customers, or (ii) otherwise in the ordinary course of business consistent with past practice;

(c) (i) make, declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, stock or property) to the Company Stockholders in their capacities as stockholders; (ii) except in connection with the exercise of any Company Option or Company Warrant or settlement of any Company Equity Award, in each case, outstanding as of the date hereof in accordance with its terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of its capital stock or other equity interests or securities of the Company Group; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (A) the acquisition by the Company Group of any shares of capital stock, membership interests or other equity interests of the Company Group issued and outstanding as of the date hereof in connection with the forfeiture or cancellation of such equity interests; and (B) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to Company Equity Awards outstanding as of the date hereof in accordance with the terms of such Company Equity Awards;

(d) except as contemplated by Section 7.28, amend its Charter Documents, or form or establish any Subsidiary (other than Merger Sub pursuant to this Agreement);

(e) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, any assets or properties valued in excess of $3,000,000, other than (i) non-exclusive licenses to any Owned Intellectual Property granted by the Company Group to customers in the ordinary course of business or (ii) any sale, lease or disposition of tangible assets or properties in the ordinary course of business consistent with past practice or (iii) as set forth on Section 6.1(f) of the Company Disclosure Letter;

(g) issue or sell any debt securities or rights to acquire any debt securities of the Company Group or guarantee any debt securities of another Person; (ii) make, incur, create or assume any borrowed money Indebtedness, loans, advances or capital contributions to, or investments in, or guarantee any borrowed money Indebtedness of, any Person; (iii) take any action or omit to take any action, that would constitute or result in a default or event of default under the Existing Credit Agreement that remains uncured following the expiration of any applicable cure period in the Existing Credit Agreement; (iv) cancel or forgive any indebtedness for borrowed money owed to the Company Group in excess of $3,000,000; (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;

(h) settle or agree to settle any Legal Proceeding involving monetary obligations of the Company Group in excess of $3,000,000;

(i) except in the ordinary course of business consistent with past practices, except with respect to customer Contracts, and except for any Contract with respect to amounts less than $3,000,000: (A) modify, amend or terminate in a manner that is adverse to the Company Group, any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company Group to pay in excess of $3,000,000 in any 12-month period; or (ii) modify or amend any material term under the Existing Credit Agreement or terminate or allow the termination of the Existing Credit Agreement or any of the commitments thereunder;

(j) except as required by GAAP or applicable Law, make any material change in accounting methods, principles or practices;

(k) except in the ordinary course of business, (i) make, change or rescind any income or other Tax election; (ii) settle or compromise any Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued; (vi) knowingly surrender any claim for a refund of Taxes; (vii) fail to pay any income or other material Tax that becomes due and payable (including estimated payments); (viii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity, (ix) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into not primarily related to Taxes), or (x) file any income or other material Tax Return inconsistent with past practice;

(l) authorize or announce a plan of complete or partial liquidation, restructuring, recapitalization, dissolution, reorganization or winding-up of the Company Group;

(m) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders, Insiders or other Affiliates, other than in the ordinary course of business consistent with past practice and payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 6.1(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n) implement or announce any layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions with respect to any employee or individual service providers of the Company Group, or plant closings, or similar events that individually or in the aggregate could give rise to any obligations or liabilities on the part of the Company Group under WARN;

(o) other than in the ordinary course of business consistent with past practice, intentionally and materially delay or postpone payment of any material amount of accounts payable or commissions or any other material liability, or materially accelerate sales or the collection of (or materially discount) of any material amount of accounts or notes receivable;

(p) take any action, or knowingly fail to take any commercially reasonable action within the Company’s control, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations; or

(q) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.1(a) through (s) above.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice in all material respects, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement (including as contemplated by the PIPE Investment). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by applicable Law, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) other than in connection with the Parent Stockholder Redemption or as otherwise required by Parent’s Charter Documents, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than as set forth in the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Charter Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on arm’s length terms and conditions and repayable at Closing and in any event in an aggregate amount not to exceed $100,000;

(g) release, assign, compromise, settle or agree to settle any Legal Proceeding material to Parent;

(h) except as required by GAAP or applicable Law, make any change in accounting methods, principles or practices;

(i) except in the ordinary course of business, (i) make, change or rescind any income or other Tax election (other than in the ordinary course for a newly formed entity) (ii) settle or compromise any Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes (other than in the ordinary course for a newly formed entity); (iv) file any amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; (vii) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes) or (viii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity;

(j) create any material Liens on any material property or assets of Parent;;

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent;;

(l) commence, settle or compromise any Legal Proceeding that would reasonably be expected to be material to Parent;;

(m) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(n) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(o) enter into any new line of business;

(p) amend the Trust Agreement or any other agreement related to the Trust Account;

(q) pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements or commitments (or proposed agreements or commitments to be entered into prior to the Closing) set forth on Section 6.2(q) of the Parent Disclosure Letter; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.2(a) through (q) above.

Article VII.
ADDITIONAL AGREEMENTS

Section 7.1 Company No Solicitation.

(a) The Company shall not, and shall cause each of its Subsidiaries, directors, officers and employees not to, and shall instruct and use its commercially reasonable efforts to cause its other Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii) furnish any information regarding the Company Group in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Acquisition Proposal;

(iii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal; or

(iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal.

(b) If the Company Group receives a Company Acquisition Proposal or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than forty eight (48) hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Company Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)).

(c) Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Affiliates and its and their respective directors, officers and employees, and shall instruct and use its commercially reasonable efforts to cause its other Representatives to (and the Written Consent Parties have acknowledged to the Company that it shall), immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made on or prior to the date hereof. The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company or any of its Affiliates is a party.

(d) Any violation of the restrictions contained in this Section 7.1 by any of the Company’s Representatives shall be deemed to be a breach of this Section 7.1 by the Company.

Section 7.2 Parent No Solicitation.

(a) Parent will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use its commercially reasonable efforts to cause its other Representatives not to, directly or indirectly:

(i) make, solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii) furnish any information regarding Parent or any Subsidiary of Parent in connection with, for the purpose of making, soliciting, initiating, encouraging or facilitating, or in response to, a Parent Acquisition Proposal;

(iii) engage in or otherwise participate in any discussions or negotiations with any Person with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal; or

(iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Acquisition Proposal.

(b) If Parent receives a Parent Acquisition Proposal or any inquiry or request for information with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal, then Parent shall promptly (and in no event later than forty eight (48) hours after its receipt of such Parent Acquisition Proposal or request) notify the Company in writing of such Parent Acquisition Proposal or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Parent Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)).

(c) Promptly following the execution and delivery of this Agreement, Parent shall, and shall instruct and cause each of its Affiliates and its and their respective directors, officers and employees, and shall use its commercially reasonable efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than the Company and its Representatives) relating to any Parent Acquisition Proposal made on or prior to the date hereof. Parent shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Parent or any of its Affiliates is a party.

(d) Any violation of the restrictions contained in this Section 7.2 by any of Parent’s Representatives shall be deemed to be a breach of this Section 7.2 by Parent.

Section 7.3 Registration Statement; Proxy Statement / Consent Solicitation.

(a) Parent and the Company shall cooperate to prepare and file as promptly as reasonably practicable following the date hereof a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent and the Company with the SEC pursuant to which (a) the Domestication Approval is proposed to be approved and (b) following the completion of the Domestication the shares of Company Common Stock, Assumed Parent Warrant, First Merger Assumed Parent Unit issuable in the First Merger will be registered with the SEC and the shares of Second Surviving Corporation Common Stock issuable in the Second Merger will be registered with the SEC, including the registration for resale of the shares of Second Surviving Corporation Common Stock issuable in the Second Merger to certain stockholders of the Company to be designated by the Company, which shall include a proxy statement / consent solicitation containing (i) a consent solicitation statement in preliminary form (the “Consent Solicitation Statement”) in connection with the solicitation by the Company of written consents from the Company Stockholders to approve, by the requisite consent of the Company Stockholders under the DGCL and the Company’s Charter Documents, this Agreement, the Mergers and the other Transactions (the “Requisite Company Stockholder Approval”) and (ii) a proxy statement in preliminary form of the type contemplated by Regulation 14A promulgated under the Exchange Act (the “Parent Proxy Statement”) in order to (A) provide Parent’s stockholders with the opportunity to elect to have their Delaware Parent Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (such elections made by Parent’s stockholders, the “Parent Stockholder Redemptions”); and (B) facilitate the solicitation by Parent of proxies from the holders of the shares of Delaware Parent Common Stock to approve at the Parent Special Meeting, by the requisite vote of Parent’s stockholders under the DGCL, Parent’s Charter Documents, the Nasdaq rules and regulations and applicable Law (the “Requisite Parent Stockholder Approval”): (1) the adoption of this Agreement and approval of the Transactions; (2) the amendment and restatement of Parent’s Charter Documents to be effective from and after the Closing, including as set forth in substantially the form of the Parent Charter and the Parent Bylaws; (3) the adoption and approval of (i) a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company (the “Employee Incentive Plan”), and which Employee Incentive Plan will provide for awards for a number of shares of Second Surviving Corporation Common Stock up to the number of shares of Second Surviving Corporation Common Stock (including evergreen annual increases) as are determined to be appropriate by the Company and are reasonably acceptable to Parent (the “Employee Incentive Plan Share Reserve”) and (ii) a new employee stock purchase plan in a form and substance reasonably acceptable to Parent and the Company (the “Employee Stock Purchase Plan”) and which Employee Stock Purchase Plan will provide for awards for a number of shares of Second Surviving Corporation Common Stock up to the number of shares of Second Surviving Corporation Common Stock (including evergreen annual increases) as are determined to be appropriate by the Company and are reasonably acceptable to Parent; (4) the election of the members of the board of directors of Parent in accordance with Section 7.17; (5) approval of the issuance of Second Surviving Corporation Common Stock to the PIPE Investors, and (6) any other proposals the Parties mutually deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”)

(b) The Company and Parent shall each use its commercially reasonable efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) promptly provide responses to the SEC with respect to all comments received on Merger Materials from the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions contemplated hereby. Each of the Company and Parent shall cause the definitive Merger Materials (as applicable) to be mailed to their respective stockholders as of the applicable record date as promptly as practicable (and in any event within four (4) Business Days) following the date upon which the Registration Statement becomes effective. Each Party shall furnish all information concerning it and its Affiliates to the other Party and provide such other assistance as may be reasonably requested by the other Party to be included in the Merger Materials and shall otherwise reasonably assist and cooperate with the other Party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company, in each case, reasonably requested by Parent for inclusion in the Merger Materials and (ii) shall cause the directors, officers and employees of the Company Group to be reasonably available to, and to provide any documents reasonably requested by, Parent and its counsel in connection with the drafting of the Merger Materials and responding in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” shall mean the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Parent Proxy Statement, and any amendments thereto.

(c) If any information relating to the Company Group or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Merger Materials so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by and in compliance with applicable Law, disseminated to the stockholders of the Company and Parent. Parent shall promptly notify the Company of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Merger Materials or for additional information concerning the Merger Materials or the Merger and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. Parent will advise the Company, promptly after Parent receives notice thereof, of the time of effectiveness of the Registration Statement or any supplement or amendment has been filed, of the issuance of a stop order relating thereto or of the suspension of the qualification of the Second Surviving Corporation Common Stock issuable in the Mergers, and Parent and the Company will each use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. No filing of, or amendment or supplement to the Merger Materials, or response to any comments from the SEC or the staff of the SEC relating to the Merger Materials, will be made by Parent without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC. Parent shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder; provided that, prior to Parent making any such filings, the Company shall be given an opportunity to review and provide comments, which comments Parent will consider in good faith.

Section 7.4 Consent Solicitation Statement.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit the Requisite Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL and the Company’s Charter Documents. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the board of directors of the Company shall set a record date for determining the Company Stockholders entitled to provide such written consent. The Company shall use commercially reasonable efforts to cause the Written Consent Parties to duly execute and deliver stockholder written consents in substantially the form attached hereto as Exhibit I (the “Stockholder Written Consent”) in respect of the Company Stock beneficially owned by each such Written Consent Party (which represent (i) at least a majority of the outstanding voting power of the Company Stock issued and outstanding (voting as a single class and on an as-converted basis), (ii) at least a majority of the shares of the Company Common Stock issued and outstanding as of the date hereof (voting as a single class) and (iii) at least a majority of the shares of the Company Preferred Stock issued and outstanding (voting as a single class and on an as-converted basis)) in accordance with the Company’s Charter Documents and Section 228 of the DGCL within three (3) Business Days of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Stockholder Written Consents by the Written Consent Parties to the Company, the Company shall deliver to Parent a copy of such Stockholder Written Consent in accordance with Section 11.1. Promptly following the receipt of the Requisite Company Stockholder Approval via the Stockholder Written Consent, the Company will prepare (subject to the reasonable approval of Parent) and deliver to the Company Stockholders who have not executed and delivered the Stockholder Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the Company’s stockholders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. If any Written Consent Party fails to deliver its Stockholder Written Consent to the Company within three Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), Parent shall have the right to terminate this Agreement as set forth in Section 9.1(g).

(b) The Consent Solicitation Statement shall include the Company Recommendation. Neither the board of directors of the Company nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any Company Stockholder) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company Group (other than the Transactions) shall have been commenced by any third party other than Parent and its Affiliates, a statement disclosing that the board of directors of the Company recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of the Company recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within ten (10) Business Days after a Company Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions); or (v) cause or permit the Company Group to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Company Acquisition Transaction.

(c) Nothing contained in this Agreement shall prohibit the Company, the board of directors of the Company or their Representatives from directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 7.4; provided, however, that no such communication or statement that would constitute a Company Change in Recommendation shall be permitted.

Section 7.5 Parent Special Meeting; Parent Change in Recommendation.

(a) Parent shall, as promptly as practicable following the date upon which the Registration Statement becomes effective, cause a special meeting of its stockholders (the “Parent Special Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Requisite Parent Stockholder Approval and Parent shall use its commercially reasonable efforts to obtain the Requisite Parent Stockholder Approval at the Parent Special Meeting. In connection therewith, promptly following the date upon which the Registration Statement becomes effective, the board of directors of Parent shall set a record date for determining the stockholders of Parent entitled to vote at the Parent Special Meeting. Parent shall comply with Law applicable to such meeting, including the DGCL, Parent’s Charter Documents and the Exchange Act, including Regulation 14A and Schedule 14A promulgated thereunder, as applicable. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Special Meeting only: (i) to ensure that any supplement or amendment to the Parent Proxy Statement that the board of directors of Parent has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Parent Special Meeting; (ii) if, as of the time for which the Parent Special Meeting is scheduled, there are insufficient shares of Second Surviving Corporation Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Requisite Parent Stockholder Approval; provided, that (A) in the event of a postponement or adjournment pursuant to clauses (i), (ii) or (iii) above, the Parent Special Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date that such matters are resolved and (B) in no event shall the Parent Special Meeting be held later than three (3) Business Days prior to the Outside Date.

(b) The Parent Proxy Statement shall include the Parent Recommendation. Neither the board of directors of Parent nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify) the Parent Recommendation, or fail to include the Parent Recommendation in the Parent Proxy Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Parent Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of Parent (other than the Transactions) shall have been commenced by any third party (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 7.5(a)), a statement disclosing that the board of directors of Parent recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of Parent in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of Parent recommends rejection of such tender or exchange offer); (iv) if requested by the Company, fail to issue, within ten (10) Business Days after a Parent Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 7.5(a)), a press release reaffirming the Parent Recommendation (any action described in clauses “(i)” through “(iv)” being referred to as a “Parent Change in Recommendation”); or (v) cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Parent Acquisition Transaction.

(c) Nothing contained in this Agreement shall prohibit Parent, the board of directors of Parent or their Representatives from (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to Parent’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Parent Acquisition Proposal to the provisions of this Section 7.5; provided, however, that in the case of clause “(ii),” no such communication or statement that would constitute a Parent Change in Recommendation shall be permitted, made or taken.

Section 7.6 Regulatory Approvals.

(a) Within ten (10) Business Days after the date hereof, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period. Neither Parent nor the Company shall, and each shall use its commercially reasonable efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Subsidiaries and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a Party may reasonably designate any competitively sensitive material provided to another Party under this Section 7.6 as “Outside Counsel Only”. Parent on the one hand, and the Company, on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

(b) The Company will not, as a result of the Transactions, grant access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) to any Foreign Person shareholder that is not currently a Company Stockholder. Nothing in this Section 4.27(a) restricts the Company from granting access to material nonpublic technical information in the ordinary course of business and at all times in compliance with applicable Specified Business Conduct Laws.

Section 7.7 Other Filings; Press Release.

(a) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(b) At least three (3) days prior to the Closing, the Company shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Parent and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), the Second Surviving Corporation shall file the Closing Form 8-K with the SEC. In connection with the preparation of the Closing Form 8-K and the Closing Press Release, or any other report or form to be filed with the SEC, each Party shall, upon request by the other Party, furnish all information concerning it and its Affiliates to the other Party and provide such other assistance as may be reasonably requested by the other Party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and cooperate with the other Party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.

(c) From the date hereof through the First Effective Time, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(d) Parent shall, at all times during the period from the date hereof through the First Effective Time: (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act; provided that no action or omission taken by Parent pursuant to this Section 7.7(d) shall be deemed to constitute a violation of Section 6.2.

Section 7.8 Confidentiality; Communications Plan; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with reporting, fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.7 or this Section 7.8(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement and (vi) communications to customers, suppliers and lenders of the Company for purposes of seeking any consents and approvals required in connection with the Transactions solely to the extent such communications are consistent with a public statement, press release or other communication previously approved in accordance with Section 7.7 or this Section 7.8(b).

(c) Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and in compliance with COVID-19 Measures. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to Parent by third parties that may be in Parent’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent and in compliance with COVID-19 Measures.

Section 7.9 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using its commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Section 4.5(b) of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Section 7.9(iv) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

Section 7.10 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the filing of the Registration Statement. The Company shall use its commercially reasonable efforts to require each of its and its Subsidiaries' officers, directors, employees, agents, advisors and representatives to comply with the foregoing requirement.

Section 7.11 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company hereby irrevocably waives, on behalf of itself and its Affiliates, notwithstanding anything to the contrary in this Agreement, any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account (and any monies therein) or distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Stockholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Stockholder Redemptions and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (except any such funds released in order to effectuate the Parent Stockholder Redemptions) and any assets that have been purchased or acquired with any such funds) (collectively, including subject to the foregoing limitations set forth in sub-clauses (a) and (b) the “Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law.

Section 7.12 Disclosure of Certain Matters. Each of Parent, Merger Sub and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) would require any amendment or supplement to the Merger Materials; provided, however, that no such notification or the failure to provide such notification shall, in and of itself, effect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result, in and of itself, in the failure of a condition set forth in Article VIII; provided, further, that for the avoidance of doubt, any such information actually contained in such foregoing notification may affect the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result in the failure of a condition set forth in Article VIII).

Section 7.13 Securities Listing. Parent will use its commercially reasonable efforts to cause the shares of Second Surviving Corporation Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, Parent shall use its commercially reasonable efforts to keep the Delaware Parent Common Stock and Parent Warrants listed for trading on Nasdaq. After the Closing, the Second Surviving Corporation shall use its commercially reasonable efforts to continue the listing for trading of the Second Surviving Corporation Common Stock and Assumed Warrants on Nasdaq.

Section 7.14 Trust Account.

(a) If (i) the amount of cash available in the Trust Account immediately prior to Closing, after deducting the amounts required to satisfy the Parent Stockholder Redemptions (but prior to payment of any Parent Transaction Costs or Company Transaction Costs), plus (ii) the PIPE Investment Amount actually received by Parent prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Parent Cash”) is equal to or greater than $500,000,000 (the “Minimum Available Parent Cash Amount”), then the condition set forth in Section 8.2(e) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement and Parent’s Charter Documents, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who have properly elected to have their Parent Class A Ordinary Shares redeemed for cash in accordance with the provisions of Parent’s Charter Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) to the underwriters of the initial public offering of Parent with respect to any deferred underwriting compensation, (D) for any Parent Transaction Costs, (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (F) as payment to stockholders as cash in lieu of the issuance of any fractional shares pursuant to Section 2.6(c); and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.15 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent Indemnification; Directors’ and Officers’ Insurance.

(i) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Parent, as provided in the applicable Parent Charter Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 7.15(a) of the Parent Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Second Surviving Corporation will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period, in each case to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Second Surviving Corporation shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Parent Charter Documents or other applicable agreements disclosed in Section 7.15(a) of the Parent Disclosure Letter as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of Parent’s Charter Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of Parent (the “Parent D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Parent D&O Person was a director or officer of Parent immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law

(ii) The Second Surviving Corporation shall not have any obligation under this Section 7.15 to any Parent D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Parent D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(iii) Parent shall purchase prior to Closing, and for a period of six (6) years after the Closing Date, the Second Surviving Corporation shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Parent as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Parent’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Parent shall not be obligated to pay a premium for such “tail” policy in excess of three hundred fifty percent (350%) of the most recent annual premium paid by Parent prior to the date of this Agreement. In the event, that the premium for such “tail” policy is in excess of three hundred fifty percent (350%), then Parent shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by Parent prior to the date of this Agreement.

(iv) If the Second Surviving Corporation or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 7.15.

(v) The Parent D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.15 are intended to be third-party beneficiaries of this Section 7.15. This Section 7.15 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Company and the Second Surviving Corporation, respectively.

(b) Company Indemnification; Directors’ and Officers’ Insurance.

(i) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company Group, as provided in the Company Group’s Charter Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 7.15(b) of the Company Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Second Surviving Corporation will cause the Company Group to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Second Surviving Corporation shall cause the Company Group to advance expenses in connection with such indemnification as provided in the Company Group’s Charter Documents or other applicable agreements in effect as of immediately prior to the Closing as disclosed in Section 7.15(b) of the Company Disclosure Letter. The indemnification and liability limitation or exculpation provisions of the Company Group’s Charter Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Company Group (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Company D&O Person was a director or officer of the Company Group immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(ii) The Company Group shall have no obligation under this Section 7.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determines (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(iii) The Company shall purchase prior to Closing, and for a period of six (6) years after the Closing Date, the Second Surviving Corporation shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company, shall not be obligated to pay a premium for such “tail” policy in excess of three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event, that the premium for such “tail” policy is in excess of three hundred fifty percent (350%), then, the Company shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement.

(iv) If the Second Surviving Corporation or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Second Surviving Corporation shall assume all of the obligations set forth in this Section 7.15.

(v) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.15 are intended to be third-party beneficiaries of this Section 7.15. This Section 7.15 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Parent and the Second Surviving Corporation.

Section 7.16 Section 16 Matters. Prior to the First Effective Time or Second Effective Time, as applicable, each of Parent, the Company, the First Surviving Corporation and the Second Surviving Corporation shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of all of the equity securities or derivative securities of Parent, the Company, First Surviving Corporation and the Second Surviving Corporation that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, the Company, the First Surviving Corporation or the Second Surviving Corporation to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.17 Board of Directors. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Parent, the Company and Merger Sub shall take all actions necessary or appropriate to cause the individuals set forth on Section 7.17 of the Parent Disclosure Letter to be elected as members of the board of directors of the Second Surviving Corporation, effective as of immediately following the Second Effective Time. On the Closing Date, the Second Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Section 7.17 of the Parent Disclosure Letter, which indemnification agreements shall continue to be effective following the Closing.

Section 7.18 Affiliate Matters. Prior to the Closing, the Company shall terminate, or cause to be terminated, all Contracts set forth on Section 7.18 of the Company Disclosure Letter, in each case without any outstanding liabilities or obligations (financial or otherwise) to the Second Surviving Corporation following the Closing.

Section 7.19 PIPE Investment.

(a) Unless otherwise approved in writing by the Company, neither Parent nor its Affiliates shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner materially adverse to the Company. Parent shall take, or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions to the investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates exclusively control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) deliver any required notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them, in the event that all conditions to the investor’s obligation to fund in the Subscription Agreements are satisfied (other than those conditions that by their nature are to be satisfied at the Closing), to fund their obligations at or prior to or concurrently with the Closing; and (iv) without limiting the Company’s rights to enforce such Subscription Agreements pursuant to Section 11.6, enforce its rights under the Subscription Agreements in the event that all conditions to the investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.

(b) Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice: (i) of any material amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would be reasonably likely to give rise to any material breach or default) by any party to any Subscription Agreement known to Parent; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Subscription Agreement or any material provisions of any Subscription Agreement; and (iv) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

Section 7.20 Tax Matters.

(a) Each of the Parties hereto shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, including in connection with the filing of relevant Tax Returns and any Tax audit, examination or other action. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax audit, examination or other action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the pre-Closing holders of Parent Class A Ordinary Shares, Parent Warrants or Parent Class B Ordinary Shares of information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period beginning on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Domestication.

(b) The Parties hereto shall, and shall cause their Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters to be filed in connection with the Registration Statement, and (ii) deliver to Kirkland & Ellis LLP and Goodwin Procter LLP, in each case, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such counsel dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.

Section 7.21 Sponsor Agreement. Unless otherwise approved in writing by the Company, Parent shall not make any amendment or modification to, or any waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Agreement.

Section 7.22 Certain Transaction Agreements. At the Closing, (a) Parent shall use its commercially reasonable efforts to cause each Parent Stockholder that mutually agreed to be party to the Second A&R Registration Rights Agreement to deliver to the Company a copy of such agreement duly executed by such Parent Stockholder, and (b) the Company shall use its commercially reasonable efforts to cause each Company Stockholder that mutually agreed to be a party thereto to deliver to Parent copies of the Second A&R Registration Rights Agreement and Lockup Agreement duly executed by such Company Stockholder.

Section 7.23 Company Stock Plans. At or prior to the Second Effective Time, the Company and the Company board of directors (including any committee thereof which governs or administers the Company Stock Plans or the Company Equity Awards), as applicable, shall adopt any resolutions, obtain any consents, provide any notices and take any actions which are necessary and sufficient to cause (i) the Company Stock Plans to terminate and (ii) all Company Equity Awards that are outstanding as of the Second Effective Time to be assumed by Parent (subject to the approval of the Parent Stockholder Matters as contemplated in Section 7.3(a)), as provided for in Section 2.6.

Section 7.24 Equity Incentive Plan. Prior to the Effective Date, Parent shall approve and adopt the Employee Incentive Plan and the Employee Stock Purchase Plans.

Section 7.25 PCAOB Audited Financials. The Company shall deliver to Parent true and complete copies of the audited balance sheets as of December 31, 2020, and 2019 and statements of operations, statements of changes in stockholders’ deficit and statements of cash flows of the Company Group for the years ended December 31, 2020, and 2019 together with the auditor’s reports thereon, each audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (collectively, the “PCAOB Audited Financials”) not later than 30 days from the date hereof.

Section 7.26 Domestication. Subject to receipt of the Domestication Approval, Parent shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Certificate of Incorporation of Parent in substantially the form attached as Exhibit A to this Agreement (“Parent Charter”), in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the bylaws in substantially the form attached as Exhibit B to this Agreement (“Parent Bylaws”), (c) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (d) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, (i) all then issued and outstanding Parent Class A Ordinary Shares shall convert automatically, on a one-for-one basis, into Delaware Parent Common Stock; (ii) all then issued and outstanding Parent Class B Ordinary Shares shall convert automatically, on a one-for-one basis, into Delaware Parent Common Stock; provided, however, that with respect to the shares of Parent Class B Ordinary Shares held by the Sponsor, in connection with the Domestication the Sponsor shall instead receive upon the conversion of the shares of Parent Class B Ordinary Shares held by Sponsor a number of shares of Delaware Parent Common Stock equal to the number of shares of Parent Class B Ordinary Shares held by the Sponsor as of immediately prior to the Domestication; (iii) each then issued and outstanding warrant of Parent shall convert automatically into a Delaware Parent Warrant; and (iv) each then issued and outstanding Parent Unit shall convert automatically into a Delaware Parent Unit.

Section 7.27 Charter Amendment.

(a) At the Closing and prior to the First Effective Time, the Company shall cause the Charter Amendment to become effective, including by filing the Charter Amendment with the Delaware Secretary of State. In accordance with applicable Law, the Charter Amendment shall provide that as of immediately prior to the Effective Time, by virtue of the Charter Amendment, (i) all then issued and outstanding Company Preferred Stock shall convert automatically, on a one-for-one basis, into shares of Company Common Stock; and (ii) after giving effect to the conversion contemplated by clause (i), each then issued and outstanding share of Company Common Stock shall convert automatically into a number of shares of Company Common Stock equal to the Exchange Ratio.

(b) In connection with the Charter Amendment, prior to the First Effective Time, the Company shall take all actions and deliver any notices and obtain any consents required such that:

(i) Each Company Warrant that is outstanding and unexercised immediately prior to the Closing will automatically be converted, effective as of immediately prior to the First Effective Time, into a warrant to acquire a number of shares of Company Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 7.27(b)(i) (each such resulting warrant, an “New Company Warrant”). Each New Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Closing (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the New Company Warrants. Accordingly, effective as of immediately prior to the First Effective Time: (A) the number of shares of Company Common Stock subject to each New Company Warrant shall be determined by (1) by multiplying the number of shares of Company Stock subject to the Company Warrant by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock, and adding (2) a number of shares of Company Earnout Shares (if any), issuable in accordance with Section 3.1, equal to the Earnout Exchange Ratio multiplied by the number of shares as determined under clause (1); and (B) the per share exercise price for the Company Common Stock issuable upon exercise of such New Company Warrant shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the Company Warrant, as in effect immediately prior to the Closing, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(ii) Each Company Option that is outstanding and unexercised immediately prior to the Closing (whether vested or unvested) shall automatically be converted, effective as of immediately prior to the First Effective Time, into an option to acquire a number of shares of Company Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 7.27(b)(ii) (each such resulting option, a “New Company Option”) and shall be subject to the same terms and conditions as were applicable to such corresponding Company Option immediately prior to the Closing (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the New Company Options. Accordingly, effective as of immediately prior to the First Effective Time: (A) the number of shares of Company Common Stock subject to each New Company Option shall be determined by (1) by multiplying the number of shares of Company Stock subject to the Company Option by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock, and adding (2) a number of shares of Company Earnout Shares (if any), issuable in accordance with Section 3.1, equal to the Earnout Exchange Ratio multiplied by the number of shares as determined under clause (i); and (B) the per share exercise price for the Company Common Stock issuable upon exercise of such New Company Option shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the New Company Option, as in effect immediately prior to the Closing, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(iii) Each award of Company Restricted Stock Units that is outstanding immediately prior to the Closing will automatically be converted, effective as of immediately prior to the First Effective Time, into an award of Company Restricted Stock Units with respect to a number of shares of Company Common Stock (each such resulting award, a “New Company Restricted Stock Units”) shall be determined by (1) by multiplying the number of shares of Company Stock subject to the Company Restricted Stock Unit by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock, and adding (2) a number of shares of Company Earnout Shares (if any), issuable in accordance with Section 3.1, equal to the Earnout Exchange Ratio multiplied by the number of shares as determined under clause (i). Each award of New Company Restricted Stock Units shall be subject to the same terms and conditions as were applicable to such corresponding award immediately prior to the Closing (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the New Company Restricted Stock Units.

Article VIII.
CONDITIONS TO THE TRANSACTION

Section 8.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) The Stockholder Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Parent, and shall remain in full force and effect.

(b) At the Parent Special Meeting, the Domestication Approval shall have been obtained.

(c) At the Parent Special Meeting (including any adjournments thereof permitted by Section 7.5(a)), the Requisite Parent Stockholder Approval shall have been obtained.

(d) Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Ordinary Shares issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Ordinary Shares held by them into a pro rata share of the Trust Account in accordance with Parent’s Charter Documents.

(e) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(f) No provision of any applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent Order enjoining or making illegal the consummation of the Transactions will be in effect or will be threatened in writing by a Governmental Entity.

(g) The shares of Second Surviving Corporation Common Stock to be issued in connection with the Closing shall have been approved for listing on the Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance.

(h) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

Section 8.2 Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The Fundamental Representations of Parent shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on the Closing Date as if remade on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on the Closing Date as if remade on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d) The Domestication shall have been completed as provided in Section 7.26 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) The Available Parent Cash shall be no less than the Minimum Available Parent Cash Amount.

Section 8.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on the Closing Date as if remade on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on the Closing Date as if remade on that date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

(e) The Charter Amendment shall have been completed and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Parent.

Article IX.
TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Transactions shall not have been consummated by November 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent is curable by Parent prior to the Closing, then the Company must first provide written notice of such breach and opportunity to cure and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, that Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) the Company shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by Parent is cured during such 30-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by the Company is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and opportunity to cure and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) Parent shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by the Company is cured during such 30-day period);

(f) by either Parent or the Company, if, at the Parent Special Meeting (including any adjournments thereof), the Requisite Parent Stockholder Approval shall not have been obtained; or

(g) by Parent, in the event of a Written Consent Failure.

Section 9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, and there shall be no liability hereunder on the part of any Party, except for and subject to the following: (i) Section 7.8(a) (Confidentiality), Section 7.11 (No Claim Against Trust Account), this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement or Actual Fraud.

Article X.
NO SURVIVAL

Section 10.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Actual Fraud.

Article XI.
GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, to:

Vector Acquisition Corporation

One Market Street

Steuart Tower, 23rd Floor

San Francisco, CA 94105

Attention:	Alex Slusky
E-mail:	alex@vectorcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	Debbie Yee, P.C.
Sean T. Wheeler, P.C.
Travis J. Distaso
E-mail:	debbie.yee@kirkland.com
sean.wheeler@kirkland.com
travis.distaso@kirkland.com

if to the Company or Merger Sub, prior to the Closing, to:

Rocket Lab USA, Inc.

3881 McGowen Street

Long Beach, CA 90808

Attention:	Robert Horowitz
E-mail:	r.hurwitz@rocketlabusa.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	David Johanson
Daniel Adams
Jocelyn Arel
E-mail:	djohanson@goodwinlaw.com
dadams@goodwinlaw.com
jarel@goodwinlaw.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 11.2 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided to the Party to which such information or material is to be provided or furnished no later than 9:00 a.m. ET at least two Business Days prior to the date of this Agreement via upload to the Project Prestige virtual “data room” hosted by Box set up by the Company in connection with this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

Section 11.3 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The Parties agree that the delivery of this Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, may be effected by means of an exchange and release of electronically transmitted signatures (including by electronic mail in .pdf format). Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the other Transaction Agreements: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Second Effective Time, of Persons pursuant to the provisions of Section 7.15 (Directors’ and Officers’ Liability Insurance) and Section 11.14 (No Recourse) (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.5 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.6 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 11.7 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 11.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.9 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions; provided, that if the Closing shall occur, Parent shall (x) pay or cause to be paid, the Unpaid Transaction Costs, and (y) pay or cause to be paid, any Parent Transaction Costs, in each of case (x) and (y), in accordance with Section 1.3(e). For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 11.10 shall be paid only upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 11.13 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company (on behalf of itself, Merger Sub and the holders of Company Interests) may, to the extent not prohibited by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Released Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Released Related Party of a Party and no personal liability shall attach to any Released Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Law or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Released Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

Section 11.15 Legal Representation. Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Goodwin Procter LLP (or any successor) may represent the holders of Company Interests or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Waiving Party Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Waiving Parties, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Goodwin Procter LLP provides legal services to the Company after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company or any member of the Waiving Party Group and its counsel, including Goodwin Procter LLP, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

Section 11.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure in and of itself be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

VECTOR ACQUISITION CORPORATION

By:	/s/ David Baylor
	Name:	David Baylor
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

PRESTIGE USA MERGER SUB, INC.

By:	/s/ Peter Beck
	Name:	Peter Beck
	Title:	President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ROCKET LAB USA, INC.

By:	/s/ Peter Beck
	Name:	Peter Beck
	Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Schedule A

DEFINED TERMS

Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Actual Fraud”	Schedule A
“Affiliate”	Schedule A
“Agreement”	Preamble
“Antitrust Laws”	Schedule A
“Assumed Parent Unit”	Section 2.6(b)(v)Section 2.6(a)(ii)
“Assumed Parent Warrant”	Section 2.6(a)(ii)
“Assumed Warrant”	Section 2.6(b)(ii)
“Audited Financial Statements”	Section 4.7(a)
“Balance Sheet Date”	Section 4.7(a)
“Benefit Plan”	Section 4.11(a)
“Business Combination”	Schedule A
“Business Day”	Schedule A
“Business IP”	Section 4.17(b)
“CARES Act”	Schedule A
“CCC”	Schedule A
“Certificate”	Section 2.6(a)(i)
“Certificates of Merger”	Section 1.3(b)
“Change of Control”	Schedule A
“Charter Amendment”	Recitals
“Charter Documents”	Section 4.1
“Chosen Courts”	Section 11.8(a)
“Claims or Assertions”	Section 4.17(d)
“Closing”	Section 1.1
“Closing Date”	Section 1.1
“Closing Form 8-K”	Section 7.7(b)
“Closing Press Release”	Section 7.7(b)
“Code”	Schedule A
“Commerce”	Schedule A (Definition of “Specified Business Conduct Laws”)

“Common Share Price”	Schedule A
“Communications Plan”	Section 7.8(b)
“Company”	Preamble
“Company Acquisition Proposal”	Schedule A
“Company Acquisition Transaction”	Schedule A
“Companies Act”	Recitals
“Company Common Stock”	Schedule A
“Company Disclosure Letter”	ARTICLE IV
“Company Earnout Period”	Schedule A
“Company Earnout Shares”	Schedule A
“Company Equity Awards”	Schedule A
“Company Excluded Shares”	Section 2.6(b)(i)
“Company Interests”	Schedule A
“Company IT Systems”	Schedule A
“Company Material Adverse Effect”	Schedule A
“Company Material Contract”	Section 4.19(a)
“Company Option”	Schedule A
“Company Preferred Stock”	Schedule A
“Company Privacy Notices”	Section 4.18(a)
“Company Real Property Leases”	Section 4.13(b)
“Company Recommendation”	Section 4.4(b)
“Company Restricted Stock Unit”	Schedule A
“Company Series A Preferred Stock”	Schedule A
“Company Series B Preferred Stock”	Schedule A
“Company Series C Preferred Stock”	Schedule A
“Company Series D Preferred Stock”	Schedule A
“Company Series E Preferred Stock”	Schedule A
“Company Series E-1 Preferred Stock”	Schedule A
“Company Stock”	Schedule A
“Company Stock Plans”	Schedule A
“Company Stockholder”	Schedule A
“Company Transaction Costs”	Schedule A
“Company Triggering Event”	Schedule A
“Company Warrants”	Schedule A

“Confidentiality Agreement”	Schedule A
“Consent Solicitation Statement”	Section 7.3(a)
“Contract”	Schedule A
“Copyrights”	Schedule A (Definition of “Intellectual Property”)
“COVID-19”	Schedule A
“COVID-19 Measures”	Schedule A
“Data Security Requirements”	Section 4.18(a)
“D&O Indemnified Party”	Section 7.15(a)
“D&O Tail”	Section 7.15(a)(ii)
“Delaware Parent Common Stock”	Recitals
“Delaware Parent Units”	Recitals
“Delaware Parent Warrant”	Recitals
“DGCL”	Recitals
“Dissenting Shares”	Section 2.9(a)
“Domestication”	Recitals
“Domestication Approval”	Schedule A
“Employee Incentive Plan”	Section 7.3(a)
“Employee Incentive Plan Share Reserve”	Section 7.3(a)
“Environmental Law”	Schedule A
“ERISA”	Schedule A
“ERISA Affiliate”	Schedule A
“Exchange Act”	Schedule A
“Exchange Agent”	Section 2.7(b)(ii)
“Exchange Fund”	Section 2.7(b)(iii)
“Existing Credit Agreement”	Schedule A
“Families First Act”	Schedule A
“Financial Derivative/Hedging Arrangement”	Schedule A
“Financial Statements”	Section 4.7(a)
“First Certificate of Merger”	Recitals
“First Effective Time”	Section 2.2(a)
“First Exchange Fund”	Section 2.7(a)(iii)
“First Merger”	Recitals
“First Merger Assumed Parent Unit”	Section 2.6(a)(iii)
“First Merger Consideration”	Section 2.6(a)(i)

“First Surviving Corporation”	Recitals
“First Refusal and Co-Sale Agreement”	Schedule A
“Foreign Person”	Schedule A
“Foreign Plan”	Section 4.11(k)
“Fundamental Representations”	Schedule A
“GAAP”	Schedule A
“Government Contract”	Schedule A
“Governmental Entity”	Schedule A
“Hazardous Material”	Schedule A
“HSR Act”	Schedule A
“Indebtedness”	Schedule A
“Insider”	Section 4.21
“Insurance Policies”	Section 4.20
“Intellectual Property”	Schedule A
“Intended Tax Treatment”	Section 2.11
“Interim Financial Statements”	Section 4.7(a)
“IP License”	Schedule A
“JOBS Act”	Section 5.21
“Knowledge”	Schedule A
“Law”	Schedule A
“Leased Real Property”	Section 4.13(b)
“Legal Proceeding”	Schedule A
“Letter of Transmittal”	Section 2.7(b)(iv)
“Licensed Intellectual Property”	Schedule A
“Lien”	Schedule A
“Lockup Agreement”	Recitals
“Management Redemption Agreement”	Recitals
“Material Customers”	Section 4.24(a)
“Material Permits”	Section 4.6(b)
“Material Suppliers”	Section 4.24(b)
“Mergers”	Recitals
“Merger Consideration”	Section 2.6(b)(i)
“Merger Materials”	Section 7.3(b)
“Merger Sub”	Preamble

“Merger Sub Common Stock”	Section 4.3(d)
“New Company Option”	Recitals
“New Company Restricted Stock Units”	Recitals
“New Company Warrant”	Recitals
“Minimum Available Parent Cash Amount”	Section 7.14(a)
“Nasdaq”	Section 5.12
“OFAC”	Schedule A
“Open Source Software”	Schedule A
“Order”	Schedule A
“Outside Date”	Section 9.1(b)
“Owned Intellectual Property”	Schedule A
“Parent”	Preamble
“Parent Acquisition Proposal”	Schedule A
“Parent Acquisition Transaction”	Schedule A
“Parent Bylaws”	Section 7.26
“Parent Charter”	Section 7.26
“Parent Class A Ordinary Shares”	Section 5.3(a)
“Parent Class B Ordinary Shares”	Section 5.3(a)
“Parent Disclosure Letter”	Article V
“Parent Excluded Shares”	Section 2.6(a)
“Parent Material Adverse Effect”	Schedule A
“Parent Material Contracts”	Section 5.11
“Parent Ordinary Shares”	Section 5.3(a)
“Parent Preferred Stock”	Section 5.3(a)
“Parent Proxy Statement”	Section 7.3(a)
“Parent Recommendation”	Recitals
“Parent SEC Reports”	Section 5.7(a)
“Parent Special Meeting”	Section 7.5(a)
“Parent Stockholder Matters”	Section 7.3(a)
“Parent Stockholder Redemptions”	Section 7.3(a)
“Parent Transaction Costs”	Schedule A
“Parent Units”	Schedule A
“Parent Warrants”	Section 5.3(a)
“Parties”	Preamble
“Party”	Preamble

“Patents”	Schedule A (Definition of “Intellectual Property”)
“Payroll Tax Executive Order”	Schedule A
“PCAOB Audited Financials”	Section 7.26
“Permit”	Schedule A
“Permitted Lien”	Schedule A
“Person”	Schedule A
“Personal Information”	Schedule A
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 5.13
“PIPE Investors”	Recitals
“Privacy Laws”	Schedule A
“Private Placement Warrants”	Section 5.3(a)
“Privileged Communications”	Section 11.15
“Public Warrants”	Section 5.3(a)
“R&D Sponsor”	Schedule A
“Registration Statement”	Section 7.3(a)
“Released Claims”	Section 7.11
“Released Related Parties”	Schedule A
“Remedies Exception”	Section 4.4(a)
“Representatives”	Schedule A
“Requisite Company Stockholder Approval”	Section 7.3(a)
“Requisite Parent Stockholder Approval”	Section 7.3(a)
“Rollover Option”	Section 2.6(b)(iii)
“Rollover Restricted Stock Units”	Section 2.6(b)(iv)
“Sanctions Laws”	Schedule A
“Scheduled Intellectual Property”	Section 4.17(a)
“Second Certificate of Merger”	Recitals
“Second Effective Time”	Section 2.2(b)
“Second Exchange Fund”	Section 2.7(b)(iii)
“Second Merger”	Recitals
“Second Surviving Corporation”	Recitals
“Second Surviving Corporation Common Stock”	Recitals
“SEC”	Schedule A

“Second A&R Registration Rights Agreement”	Recitals
“Securities Act”	Schedule A
“Software”	Schedule A
“Specified Business Conduct Laws”	Schedule A
“Sponsor”	Schedule A
“Sponsor Agreement”	Recitals
“State”	Schedule A (Definition of “Specified Business Conduct Laws”)
“Stockholder Written Consent”	Section 7.4(a)
“Subscription Agreements”	Section 5.13
“Subsidiary”	Schedule A
“Support Agreement”	Recitals
“Surrender Documentation”	Section 2.7(b)(iv)
“Surviving Corporation”	Recitals
“Tax/Taxes”	Schedule A
“Tax Return”	Schedule A
“Trade Secrets”	Schedule A (Definition of “Intellectual Property”)
“Trademarks”	Schedule A (Definition of “Intellectual Property”)
“Transaction Agreements”	Schedule A
“Transactions”	Schedule A
“Treasury Regulations”	Schedule A
“Trust Account”	Section 5.14(a)
“Trust Agreement”	Section 5.14(a)
“Trust Termination Letter”	Section 7.9
“Trustee”	Section 5.14(a)
“Voting Stock”	Schedule A (Definition of “Change of Control”)
“Waiving Parties”	Section 11.15
“Waiving Party Group”	Section 11.15
“WARN”	Section 4.12(e)
“Written Consent Failure”	Section 7.4(a)
“Written Consent Party”	Recitals

Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Actual Fraud” shall mean with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.2 of the Company Disclosure Letter (in the case of the Company) or Section 1.2 of the Parent Disclosure Letter (in the case of Parent) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Parent, Article V as qualified by the Parent Disclosure Letter, were actually breached when made.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event shall Sponsor or any investment fund or portfolio company controlling or under common control with any Written Consent Party or the Sponsor be considered an Affiliate of the Company, Parent or Merger Sub.

“Aggregate Fully Diluted Company Stock Exchange Ratio” means, without duplication, (a) the aggregate number of shares of Company Stock (i) that are issued and outstanding immediately prior to the to the Charter Amendment, (ii) that are issuable upon (A) the exercise of all outstanding Options, calculated using the treasury stock method of accounting, (B) the exercise of Warrants, calculated using the treasury stock method of accounting, and (C) the settlement of Company Restricted Stock Units, in each case, that are issued and outstanding immediately prior to the Charter Amendment (whether or not then vested or exercisable as applicable), plus (b) the maximum number of shares of Company Stock potentially issuable under the Contract set forth on Section 1.2 of the Company Disclosure Letter minus (c) (i) the Treasury Shares outstanding immediately prior to the Charter Amendment and (ii) the Management Redemption Shares.

“Aggregate Fully Diluted Company Stock Earnout Exchange Ratio” means, without duplication, (a) the aggregate number of shares of Company Stock (i) that are issued and outstanding immediately prior to the First Effective Time, (ii) that are issuable upon (A) the exercise of all outstanding Options, calculated using the treasury stock method of accounting, (B) the exercise of Warrants, calculated using the treasury stock method of accounting, and (C) the settlement of Company Restricted Stock Units, in each case, that are issued and outstanding immediately prior to the First Effective Time (whether or not then vested or exercisable as applicable), plus (b) the maximum number of shares of Company Stock potentially issuable under the Contract set forth on Section 1.2 of the Company Disclosure Letter minus (c) (i) the Treasury Shares outstanding immediately prior to the First Effective Time and (ii) the Management Redemption Shares.

“Antitrust Laws” shall mean the HSR Act and any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Base Purchase Price” shall mean (i) $4,000,000,000.00 minus (ii) the Management Redemption Amount.

“Business Combination” has the meaning ascribed to such term in the Second Amended and Restated Articles of Association of Parent dated September 24, 2020.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“CCC” shall mean the California Corporations Code, as amended.

“Change of Control” means (a) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of Parent and its significant Subsidiaries (taken together as a whole) to a third party, or any transaction that is subject to Rule 13e-3 of the Exchange Act, as amended, (b) the acquisition by any Person or “group” (as defined in the Exchange Act) directly or indirectly, of beneficial ownership of securities representing at least 50% or more of the voting power of the securities issued by Parent having the power to vote (measured by voting power rather than number of shares) in the election of directors of Parent (“Voting Stock”), or (c) the consolidation, merger or other business combination of Parent with or into any other Person or Persons, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; provided, however, that for the avoidance of doubt a Change of Control will not be deemed to have occurred in the case of clause (c) above in the case of (i) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to such transaction continue after such transaction to hold, directly or indirectly, the same relative percentage of the securities issued by such surviving entity or entities having the power to vote the power to vote, or (ii) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of Parent.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Share Price” shall mean the closing price of Second Surviving Corporation Common Stock as reported on Nasdaq achieved for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Second Surviving Corporation Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Second Surviving Corporation Common Stock).

“Company Acquisition Proposal” shall mean any inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company Group;

(b) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company Group; or (ii) in which the Company Group issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company Group (after giving effect to such transaction);

(c) any sale, exchange, transfer, acquisition or disposition of 25% or more of the assets of the Company Group or of any business or businesses that constitute or account for 25% or more of the revenues or income of the Company Group;

(d) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of the Company Group; or

(e) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company Group or of the revenues, income or assets of the Company Group involved is 25% or more.

“Company Common Stock” shall mean the shares of Common Stock, par value $0.0001 per share, of the Company.

“Company Earnout Period” shall mean the time period beginning on the date immediately following the 90th day following Closing Date and ending on and including the 180th date following the Closing Date.

"Company Earnout Shares" shall mean the product obtained by multiplying (i) the Exchange Ratio Second Surviving Corporation Common Stock by (ii) eight percent (8%).

“Company Equity Awards” means each Company Option, each award of Company Restricted Stock Units and each other compensatory award to any current or former director, officer, employee or other service provider of the Company Group of rights of any kind to receive any Company Stock under the Company Stock Plans or otherwise.

“Company Group” means the Company and each of its Subsidiaries and, where applicable, any of the Company or any of its Subsidiaries (and, after the Second Effective Time, the Second Surviving Corporation and each of its Subsidiaries).

“Company Interests” shall mean the Company Stock, Company Restricted Stock Units, Company Options, and Company Warrants.

“Company IT Systems” shall mean any and all information technology and computer systems, Software, firmware, hardware, networks and infrastructure, servers, interfaces, platforms, related systems, databases, and data communication equipment and lines, websites, facilities, and equipment owned or licensed by, or otherwise used by or for, or relied on by, the Company Group to process, store, transmit, maintain, backup or operate data, information and functions, whether or not in electronic format, including any outsourced systems and processes and all associated documentation.

“Company Material Adverse Effect” shall mean any change, event, development, circumstance, or occurrence, that, individually or when aggregated with other changes, events, developments, circumstances or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company or any of its Subsidiaries; or (b) is reasonably likely to prevent or the ability of the Company to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred pursuant to the foregoing clause (a): (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters; (iii) the taking of any action required by this Agreement or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company Group operates including increases in interest rates, the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers; (viii) any failure to meet any projections, forecasts, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, development, circumstance or occurrence underlying such failure has resulted in a Company Material Adverse Effect;(ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clauses (i), (ii) and (iv) through (vii) disproportionately adversely affects the Company Group, compared to other Persons operating in the same industry and geographies as the Company Group, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Option” shall mean an option to purchase any Company Stock pursuant to the Company Stock Plans or otherwise.

“Company Preferred Stock” shall mean the shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock and Company Series E-1 Preferred Stock.

“Company Restricted Stock Unit” shall mean the restricted stock unit over Company Common Stock granted pursuant to the Company Stock Plans or otherwise.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series E Preferred Stock” shall mean the Series E Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series E-1 Preferred Stock” shall mean the Series E-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock

“Company Stockholder” shall mean a holder of a share of Company Stock issued and outstanding immediately prior to the First Effective Time.

“Company Stock Plans” shall mean the 2013 Stock Option and Grant Plan of the Company that was adopted in June 6, 2019.

“Company Transaction Costs” shall mean all fees, costs and expenses of the Company Group, in each case, incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, that remain unpaid immediately prior to the Closing, including: (a) all transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (b) all severance, change of control payments, stay bonuses, retention bonuses, and any other transaction-related bonuses and all other compensation that may be payable at the Closing or thereafter become payable, in each case of this clause (b), solely to the extent resulting from the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts and (c) all filing fees payable by the Company or any of its Subsidiaries to any Governmental Entities in connection with the transactions contemplated hereby, including Section 7.6.

“Company Triggering Event” shall mean the first date on which the Common Share Price is equal to or greater than $20.00 after the Closing Date, but within the Company Earnout Period; provided, that (i) in the event of a Change of Control during the Company Earnout Period pursuant to which Parent’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $20.00 to each share of Second Surviving Corporation Common Stock (as agreed in good faith by Sponsor and the board of directors of Parent), then Company Triggering Event shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Second Surviving Corporation Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., $20.00) will, for all purposes of this Agreement, in each case be equitably adjusted to reflect such change.

“Company Warrants” shall mean warrants of the Company that are convertible or exercisable into Company Stock pursuant to warrants by and between the Company and the holders of Company Warrants.

“Confidentiality Agreement” shall mean that the confidentiality agreement entered into between the Parties or their Affiliates in connection with the Transactions, as amended, supplemented or modified from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, undertaking, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Domestication Approval” means the approval by of the Domestication by the shareholders of Parent in accordance with the Parent's Second Amended and Restated Memorandum and Articles of Association.

“Earnout Exchange Ratio” shall mean the quotient obtained by dividing (i) the Company Earnout Shares, by (ii) the Aggregate Fully Diluted Company Stock Earnout Exchange Ratio.

“Environmental Law” shall mean any and all Laws relating to pollution, Hazardous Materials, or the protection of the environment, natural resources, or public or worker health or safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person or trade or business (whether or not incorporated) that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the quotient obtained by dividing (i) the Exchange Ratio Second Surviving Corporation Common Stock, by (ii) the Aggregate Fully Diluted Company Stock Exchange Ratio.

“Exchange Ratio Second Surviving Corporation Common Stock” shall mean the quotient obtained by dividing (i) the Base Purchase Price by (ii) (a) an amount equal to $10.00 plus (b) an amount equal to (1) the interest earned on funds in the Trust Account divided by (2) the number of shares of Delaware Parent Common Stock outstanding immediately prior to the First Merger (excluding any shares issued upon conversion of the Parent Class B Ordinary Shares).

“Existing Credit Agreement” shall mean the Loan and Security Agreement, by and among Rocket Lab USA, Inc., Rocket Lab Global Services, LLC and Silicon Valley Bank, dated as of December 23, 2020, as amended.

“Families First Act” shall mean the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Financial Derivative/Hedging Arrangement” shall mean any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“First Refusal and Co-Sale Agreement” shall mean the Amended and Restated First Refusal and Co-Sale Agreement dated as of May 18, 2020.

“Foreign Person” has the meaning set forth in 31 C.F.R. § 800.224.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.2(a) (Company Subsidiaries); Section 4.3(a) (Capitalization) Section 4.4 (Due Authorization); and Section 4.16 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Parent Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.10 (Business Activities); and the first two sentences of Section 5.14 (Trust Account).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company Group and a Governmental Entity or entered into by the Company Group as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, any political subdivision thereof, regulatory or administrative agency, governmental commission, department, board, bureau, body, authority, rate setting agency, division, office, agency or instrumentality, arbitrator or arbitral body (public or private), court or tribunal.

“Hazardous Material” shall mean any substance, material, chemical or waste that is listed, classified, defined, characterized or otherwise regulated as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning or effect, or for which liability or standards may be imposed, under any Environmental Law, including any radioactive materials, petroleum products or byproducts, asbestos and asbestos containing materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) any payment obligations evidenced by any bond, debenture, debt security, promissory note, mortgage or other similar instruments; (c) any obligations, contingent or otherwise, to pay the deferred purchase price for assets, property or services, including “earnout” payments; (d) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; and the employer portion of any applicable Taxes relating thereto (determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act or any Payroll Tax Executive Order and computed as though all such obligations were payable as of the Closing); (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above; and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations.

“Intellectual Property” shall mean all rights in the following: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisionals, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including industrial designs and certificates of invention and any applications for either of the foregoing) (collectively, “Patents”); (b) all trademarks, business marks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, Software (including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing) and all rights therein, pictorial and graphic works, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media accounts; (e) trade secret rights, know-how, technology, source code, discoveries and improvements, inventions, works, innovations, ideas, research and development, formulas, algorithms, compositions, processes and techniques, Personal Information, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, manuals, and other confidential or proprietary information (collectively “Trade Secrets”); and (f) all other intellectual property, intellectual property rights, proprietary information and proprietary rights of any type in any jurisdiction.

“IP License” shall mean (a) any grant (or covenant not to assert) by the Company Group to another Person of or regarding any right relating to or under the Owned Intellectual Property, and (b) any grant (or covenant not to assert) by another Person to the Company Group or regarding any right relating to or under any third Person’s Intellectual Property.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event (after reasonable inquiry of direct reports) of: (a) with respect to the Company or Merger Sub, the individuals listed on Section 1.2 of the Company Disclosure Letter; and (b) with respect to Parent , the individuals listed on Section 1.2 of the Parent Disclosure Letter.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, act, constitution, treaty, principle of common law, resolution, ordinance, code, edict, rule, regulation, Order or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, complaint, audit, lawsuit, litigation, investigation (formal or informal), review, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to the Company Group pursuant to a valid, written IP License.

“Lien” shall mean any mortgage, pledge, security interest, easement, option, right of first refusal, encumbrance, lien, license restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Management Redemption Amount” shall mean the total consideration paid to the Management Redemption Participants; provide that, in no event shall the “Management Redemption Amount” exceed $40,000,000.

“Management Redemption Participants” shall mean those persons who prior to the Closing have executed a Management Redemption Agreement.

“Management Redemption Shares” shall mean those shares of Company Stock that are redeemed pursuant to a Management Redemption Agreement.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Open Source Software” shall mean (i) any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof),and (ii) any Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License or any other licenses approved by the Open Source Initiative (including all licenses listed at https://opensource.org/osd and http://opensource.org/licenses/alphabetical) or any other “open source”, “copyleft,” “free,” or similar license.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” shall mean all Intellectual Property that is owned or purported to be owned by the Company Group.

“Parent Acquisition Proposal” shall mean any inquiry, proposal or offer contemplating or otherwise relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean any “initial business combination” as defined under the final prospectus of Parent, dated as of September 24, 2020, and filed with the U.S. Securities and Exchange Commission (File No. 333-248665) on September 28, 2020 (other than with the Company and its Affiliates).

“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; or (iv) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters.

“Parent Transaction Costs” shall mean the out-of-pocket fees, costs and expenses of Parent incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions that remain unpaid immediately prior to the Closing, including (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses owed by Parent, the Sponsor or their respective Affiliates (to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers (including proxy solicitors, financial printers, consultants and administrative service providers); (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders that will be repaid at Closing; (c) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Parent SEC Filings, and (d) filing fees required by Governmental Entities pursuant to Section 7.6.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Ordinary Shares and one-third of one Public Warrant.

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

“Permit” shall mean any franchise, grant, easement, variance, exception, waiver, accreditation, license, certificate of compliance, authorization, consent, order, certification, permit, approval, or other action of, or any filing, registration or qualification with, any Governmental Entity or any third party.

“Permitted Lien” shall mean: (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company Group; (e) Liens securing the Indebtedness of Company Group; (f) in the case of Intellectual Property, non-exclusive license agreements granted by the Company Group in the ordinary course of business; and (g) Liens incurred in connection with capital lease obligations of the Company Group.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Company Group in any of its privacy policies, notices, Contracts or other public-facing statements, all information that identifies, could be used to identify, could reasonably be linked, directly or indirectly, with, or is otherwise associated or reasonably capable of being associated with, a natural Person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, and any individual’s name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, and (b) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” shall mean any and all applicable Laws and legal requirements (including of any applicable foreign jurisdiction) relating to privacy, data security, or Personal Information, and similar consumer protection laws, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including to the extent applciable to the Company Group, the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), California Consumer Privacy Act (CCPA), General Data Protection Regulation (GDPR), Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and any and all applicable Laws governing breach notification in connection with Personal Information.

“Private Placement Warrants” shall mean shall mean the units purchased by Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, by and between Parent and Sponsor, dated as of September 24, 2020.

“R&D Sponsor” shall mean any Governmental Entity or any university, college or other educational institution or research center.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement of the Company dated May 18, 2020.

“Released Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of their respective successors and assigns.

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Sanctioned Person” shall have the meaning assigned to it in Section 4.26(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all software or computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code, and all documentation related to any of the foregoing.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable Laws relating to bribery or corruption; (b) all Laws imposing economic or trade sanctions on any Person, including all sanctions Laws and embargoes administered by OFAC or imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union (collectively “Sanctions Laws”); (c) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”), the International Traffic in Arms Regulations administered by the U.S. Department of State (“State”), the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation; (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable Laws relating to money laundering; (e) the anti-boycott Laws administered by Commerce and the Internal Revenue Service; and (f) all Laws relating to CFIUS, including Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800.

“Sponsor” shall mean Vector Acquisition Partners, L.P., a Cayman Islands exempted limited partnership.

“Standard Licenses” mean (i) any non-exclusive, incidental trademark or feedback licenses; (ii) implied licenses contained in non-disclosure agreements entered in the ordinary course of business; and (iii) licenses contained in standard Contracts with the Company Group’s employees.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including gross receipts, income, gross income, alternative or add-on minimum, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, compensation, employment, escheat or unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges (whether disputed or not and however denominated), together with all interest, deficiencies, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the Second A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent Charter, the Parent Bylaws, the Sponsor Agreement, the Lockup Agreements, the Certificate of Merger and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unpaid Transaction Costs” has the meaning specific in Section 1.3(e).

“Voting Agreement” shall mean the Amended and Restated Voting Agreement, dated May 18, 2020, by and among the Company and the Company Stockholders party thereto.

EXHIBIT A

Form of Parent Charter

EXHIBIT B

Form of Parent Bylaws

EXHIBIT C

Form of Company Charter

EXHIBIT D

Form of Support Agreement

EXHIBIT E

Form of Sponsor Agreement

EXHIBIT F

Form of Amended and Restated Registration Rights Agreement

EXHIBIT G

Form of Lockup Agreement

EXHIBIT H

Form of Management Redemption Agreement

EXHIBIT I

Form of Stockholder Written Consent

EXHIBIT J

Form of FIRPTA Certificate